Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-194517

PROSPECTUS SUPPLEMENT

(To prospectus dated March 12, 2014)

2,000,000 Shares

William Lyon Homes

Class A Common Stock

The selling stockholder is selling 2,000,000 shares of Class A Common Stock, par value $0.01 per share. We will not receive any proceeds from the sale of shares of Class A Common Stock to be offered by the selling stockholder.

Our Class A Common Stock trades on the New York Stock Exchange, or the NYSE, under the symbol “WLH.” On March 24, 2014, the last sale price of our Class A Common Stock on the NYSE was $27.33 per share.

	Per share	Total
Public offering price	$27.250000	$54,500,000
Underwriting discounts and commissions	$1.294375	$2,588,750
Proceeds to the selling stockholder, before expenses	$25.955625	$51,911,250

The selling stockholder has granted the underwriters a 30-day option to purchase a maximum of 300,000 additional shares of our Class A Common Stock at the public offering price, less underwriting discounts and commissions.

Concurrently with this offering, we are conducting a private placement of $150.0 million in aggregate principal amount of 5.75% senior notes due 2019, or the Senior Notes, through our wholly owned subsidiary, William Lyon Homes, Inc. We cannot assure you that the private placement of Senior Notes will be completed or, if completed, on what terms it will be completed. The closing of this offering is not conditioned upon the closing of the private placement of Senior Notes, and the closing of the private placement of Senior Notes is not conditioned upon the closing of this offering. The Senior Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

Investing in our Class  A Common Stock involves a high degree of risk. You should carefully consider the section entitled “Risk Factors” beginning on page S-15 of this prospectus supplement and page 16 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of Class A Common Stock will be made on or about April 1, 2014.

Joint Book-Running Managers
J.P. Morgan	Citigroup	Credit Suisse

Co-Managers
Moelis & Company		Comerica Securities

March 26, 2014.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of our Class A Common Stock and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated March 12, 2014, which gives more information about us. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, the information contained in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document will control. The information in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we may file and the documents incorporated by reference herein and therein is accurate only as of their respective dates or on the other dates specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus, or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We do not take any responsibility for, and cannot provide any assurance as to, the reliability of any other information that others may give you.

Neither we, the selling stockholder nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of Class A Common Stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus that we may file together with the additional information described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making an investment decision. You should not assume that the information contained in or incorporated by reference in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” We urge you to read that registration statement, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein in their entirety, including all amendments, exhibits, schedules and amendments thereto.

Unless the context indicates otherwise, as used in this prospectus supplement, references to the “Company,” “we,” “us,” and “our,” and similar expressions, refer to William Lyon Homes, a Delaware corporation, and its subsidiaries. In addition, “Parent” refers to William Lyon Homes and “California Lyon” refers to William Lyon Homes, Inc., a California corporation and wholly owned subsidiary of Parent.

You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized anyone to provide you with information different from that incorporated by reference or contained in this prospectus. The information incorporated by reference and contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

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No action is being taken in any jurisdiction outside the United States to permit a public offering of the common shares or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, any accompanying prospectus and the documents that we incorporate by reference in each contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act). Also, documents we subsequently file with the Securities and Exchange Commission, or the SEC, and incorporate by reference will contain forward-looking statements.

These forward-looking statements include statements relating to our anticipated financial performance, business prospects, consummation of the transactions contemplated by this offering circular, the use of proceeds, and/or statements preceded by, followed by or that include the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “could,” “plans,” “seeks” and similar expressions. These forward-looking statements speak only as of the dates stated and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, that could cause actual results to differ materially from those suggested by the forward-looking statements. If any of those risks and uncertainties materialize, actual results could differ materially from those discussed in any such forward-looking statement. Among the factors that could cause actual results to differ materially from those discussed in forward-looking statements are those discussed under the heading “Risk Factors” in this offering circular, as well as in our other reports filed from time to time with the SEC. These factors include, but are not limited to:

●	our ability to consummate the purchase of all of the communities constituting our planned residential land portfolio acquisition on the terms and at the times discussed herein, if at all;

●	worsening in general economic conditions either nationally or in regions in which we operate;

●	the opening of projects and the availability and cost of land for future development;

●	changes in mortgage and other interest rates;

●	ability to obtain sufficient capital;

●	decreases in the value of land inventory and associated carrying costs;

●	adverse weather conditions;

●	the occurrence of events such as landslides, earthquakes and other geologic events that may be uninsurable or not economically insurable;

●	power and natural resource shortages or price increases;

●	the availability of labor and homebuilding materials;

●	fluctuations in real estate values;

●	changes in governmental laws and regulations;

●	the timing of receipt of regulatory approvals; and

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●	other factors set forth under “Risk Factors” included herein, as well as those factors or conditions described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” in each case in our annual report on Form 10-K for the year ended December 31, 2013 and in subsequent filings with the SEC, incorporated by reference in this prospectus supplement.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about our business and this offering and highlights selected information contained elsewhere in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the shares of Class A Common Stock offered hereby. For a more complete understanding of our business and this offering, you should read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus carefully, including the risks of investing in our Class A Common Stock discussed under “Risk Factors,” the consolidated financial statements and notes and other information included elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus before making an investment decision.

DESCRIPTION OF OUR BUSINESS

Our Company

We are one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, we are primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada and Colorado. Our core markets include Orange County, Los Angeles, San Diego, the San Francisco Bay Area, Phoenix, Las Vegas and Denver. We have a distinguished legacy of more than 58 years of homebuilding operations, over which time we have sold in excess of 76,000 homes. Our markets are characterized by attractive long-term housing fundamentals. We believe that we hold leading market share positions in most of our markets and we have a significant land supply with 13,747 lots owned or controlled as of December 31, 2013, representing an approximately ten year supply of lots based upon our home closings during the year ended December 31, 2013.

We have a significant expertise in understanding the needs of our homebuyers and designing our product offerings to meet those needs. This allows us to maximize the yield on our land investments by tailoring our home offerings to meet the buyer demands in each of our markets. We build and sell across a diverse range of product lines at a variety of price points with an emphasis on sales to entry-level, first-time move-up and second-time move-up homebuyers. We are committed to achieving the highest standards in design, quality and customer satisfaction and have received numerous industry awards and commendations recognizing our achievements throughout our operating history.

We have experienced significant operating momentum since the beginning of 2012, during which time a variety of key housing, employment and other related economic statistics in our markets have continued to demonstrate signs of recovery and growth. This improvement in market conditions, when combined with our disciplined operating strategy, has resulted in eight consecutive quarters of period over period growth in our net new home orders, home closings and sales backlog value. In 2013, we delivered 1,360 homes, with an average selling price of approximately $383,300, and recognized home sales revenues and total revenues of $521.3 million and $572.5 million, respectively. As of December 31, 2013, we were selling homes in 32 communities and had a consolidated backlog of 368 sold but unclosed homes, with an associated sales value of $199.5 million, representing a 73% increase in value, as compared to our backlog as of December 31, 2012. The average selling price of homes in our backlog as of December 31, 2013 was approximately $542,000, which was 41% higher than the $383,000 average sales price of homes closed for the year ended December 31, 2013 and approximately 91% higher than the average selling price of homes in our backlog as of December 31, 2012. We have experienced significant gross margin expansion over this time period, achieving year-over-year growth in each of the past seven quarters. For the three months ended December 31, 2013, we achieved a 24.8% homebuilding gross margin and a 30.9% adjusted homebuilding gross margin, representing an approximately 700 basis point and 140 basis point increase, respectively, as compared to the same period in 2012. For a discussion of adjusted homebuilding gross margin and a comparison of adjusted homebuilding gross margin to homebuilding gross margin, see footnote 3 under the caption “Prospectus Supplement Summary—Summary Financial Data” in this prospectus supplement.

We believe that the attractive fundamentals in our markets, our leading market share positions, our long-standing relationships with land developers, our significant land supply and our focus on providing the best possible customer experience position us to capitalize on meaningful growth as the U.S. housing market continues to improve.

Recent Developments

Residential Land Portfolio Acquisition

On March 24, 2014, we announced the execution of a definitive agreement to acquire an infill portfolio of residential land parcels for an aggregate purchase price of $174.5 million, or the Portfolio Acquisition. The Portfolio Acquisition includes approximately 540 lots in eight new home communities in Orange and Los Angeles Counties in Southern California, and Santa Clara County in Northern California. We believe these markets represent three of the most land constrained markets in the Western U.S. and also demonstrate homebuyer demand. The Portfolio Acquisition is expected to close in phases beginning in the first quarter of 2014, subject to certain customary closing conditions. Three of these new communities are expected to open for sale by the end of 2014 and the balance is expected to open during the first half of 2015.

Concurrent Offering of Senior Notes

Concurrently with this offering, California Lyon is selling $150.0 million aggregate principal amount of 5.75% senior notes due 2019, or the Senior Notes, in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The offering of Senior Notes is being made exclusively by a separate offering circular. We intend to use the net proceeds from the offering of Senior Notes for the acquisition of land currently under contract, including payment of a portion of the purchase price for the Portfolio Acquisition, and for growth capital and other general corporate purposes. The offering of Senior Notes is expected to close on March 31, 2014. The offering of Senior Notes is not contingent upon the Portfolio Acquisition or this offering.

Our Competitive Strengths

Leading local presence in high-growth Western U.S. markets

We believe that our market presence positions us to meaningfully capitalize on the broader national housing market recovery. We are highly disciplined in the selection of our markets, based upon underlying supply and demand fundamentals, competitiveness and profitability drivers. Our land inventory is concentrated in markets which benefit from favorable housing demand drivers including high population and job growth, positive migration patterns, housing affordability and desirable lifestyle and weather characteristics.

We believe that homebuilding is a very local business and that we benefit not only from being in attractive markets, but also from having significant scale in our markets. We hold leading market share positions in most of our markets, including a #3 ranking in Los Angeles County and a #7 ranking in Orange County; a #6 ranking in Contra Costa County and a #10 ranking in Northern California; a #9 ranking in Phoenix; a #11 ranking in Las Vegas; a #7 ranking in Fort Collins / Northern Colorado and a #13 ranking in Denver, each based upon 2013 home closings as reported by Hanley Wood. Our scale and significant operating experience within our markets have allowed us to cultivate long-standing relationships with local land owners, officials, subcontractors and suppliers. We believe that maintaining significant market share enables us to achieve economies of scale, maximize our visibility to land acquisition opportunities and differentiates us from our competitors. We believe that our regional operating model, our intimate knowledge of local market conditions and our decades of operating and local market experience have enabled us to perform favorably compared to the local divisions of national homebuilders and we believe that we are well positioned to continue to do so as the U.S. housing market continues to recover.

Significant and high-quality land position recorded at an attractive basis

We benefit from a sizeable and well-located lot supply. As of December 31, 2013, we and our consolidated joint ventures owned 10,901 lots, all of which are entitled, and had options to purchase an additional 2,846 lots, equating to approximately ten years of total land supply based upon our 1,360 home closings for the year ended December 31, 2013. In addition, through the Portfolio Acquisition we are acquiring approximately 540 lots in Orange and Los Angeles Counties in Southern California and Santa Clara County in Northern California, which we believe represent three of the most land constrained markets in the Western U.S. and which markets also have strong homebuyer demand. Pro forma for the Portfolio Acquisition, as of December 31, 2013, we owned or controlled 14,288 lots, including over 4,200 lots in California, positioning us well for growth in deliveries in 2015 and 2016.

Our lot supply reflects our balanced approach to land investment. We have a diverse mix of finished lots available for near-term homebuilding operations and longer-term strategic land positions to support future growth. We believe that our current inventory of owned and controlled lots is sufficient to supply the vast majority of our projected future home closings for the next three years and a portion of future home closings for a multi-year period thereafter. Our meaningful supply of owned lots allows us to be selective in identifying new land acquisition opportunities, with a primary focus on optioning and acquiring land to drive closings, revenues and earnings growth in 2016 and beyond, and largely insulates us from the heavy competition for near-term finished lots.

Book Value of Owned Inventory by Geography (at December 31, 2013) ($ in millions)	Book Value of Owned Inventory by Development Status (at December 31, 2013) ($ in millions)

We believe we also benefit from an attractive book value basis in our inventory, which was adjusted to fair value in February 2012 in conjunction with our restructuring and in accordance with fresh start accounting requirements, generally utilizing assumptions for future home sales paces and prices based upon prevailing market conditions in late 2011, which we believe represented conditions near the trough of the U.S. housing downturn. The attractive current carrying value of our inventory is illustrated by our adjusted homebuilding gross margin percentage for the years ended December 31, 2013 and 2012 of 28.3% (22.2% non-adjusted) and 25.9% (16.6% non-adjusted), respectively, which we believe to be favorable compared to those of our public company peers. We believe that the location and attractive book basis of our inventory position us to benefit from an improving U.S. housing market and will continue to contribute to favorable gross margins, profitability and cash flow.

Land acquisition and development expertise

We believe our ability to identify, acquire and develop land in desirable locations and on favorable terms is key to our success. Unlike many of our peers, we retained our senior land acquisition and development personnel throughout the most recent housing downturn, allowing us to maintain our acquisition and development capabilities and our strong relationships with local and regional land sellers. We have purchased land and built and sold homes in highly desirable master-planned communities and developments such as The Irvine Ranch, Rancho Mission Viejo and Summerlin and we have worked with land developers such as Lewis Community Developers and Five Points throughout our and their operating histories. We believe these long-standing relationships provide us with a significant competitive advantage in our markets, where relationships are frequently just as important as, or more important than, price in the sourcing of land acquisitions.

We opportunistically engage in land development in certain markets. Our key senior land acquisition and development professionals have an average of 32 years of industry experience, providing our organization with the necessary expertise to successfully progress land through the entire development cycle, including the entitlement process. Some of our land holdings represent multi-phase, master-planned communities, which provide us with the opportunity to add value to our undeveloped land through re-entitlements or repositioning, particularly in those markets with highly fragmented land ownership or those lacking market participants capable of assembling and developing large land parcels. Further, engagement in land development affords us the ability to execute upon opportunistic bulk land sales when such sales translate into attractive returns comparable to or in excess of our operating projections.

Strategically diversified across buyer segments and product offerings

We offer a broad portfolio of products, including single-family detached and attached homes designed for and marketed to targeted customer segments, strategically focused to match product and price points to areas of the market with the greatest depth of demand. Our products are differentiated by size, design, livability, features and amenities in order to serve the specific needs of our homebuyers, with an emphasis on sales to entry-level, first-time move-up and second-time move-up homebuyers. Despite the diversity of our product offerings, we generally standardize the number of home designs within any given product line. This standardization permits on-site mass production techniques and bulk purchasing of materials and components, which enables us to better control and reduce construction costs and cycle times. We believe that our diversified product strategy enables us to best serve multiple customer segments and to quickly adapt to market conditions and consumer preferences. Further, as most recently illustrated by our Portfolio Acquisition, our ability to deliver a wide spectrum of product types to different buyer demographics allows us to pursue a broader array of land acquisition opportunities, both in terms of geographic location and land parcel size.

We continually evaluate opportunities to evolve our product mix within our communities. In communities we brought online in 2013 and that we expect to bring online in 2014 and 2015, we have included a higher percentage of offerings targeted to what we believe to be the underserved move-up markets. This shift in product mix meaningfully contributed to the 64% increase in the average selling price of our homes delivered throughout 2013, from $285,000 for the three months ended March 31, 2013 to $468,000 for the three months ended December 31, 2013. Over the same period of time, the average selling price of homes sold but not yet closed increased by 58%, from $343,000 to $542,000. The average sales price of homes in the Portfolio Acquisition is anticipated to be in the mid $900,000s and the sale of homes in the Portfolio Acquisition is expected to contribute over $500 million in incremental revenue by 2016.

Home Closings by Average Selling Price (for the year ended 12/31/13)	Home Closings and Average Selling Price by Buyer Type (for the year ended 12/31/13)

Home Closings by Average Selling Price (for the quarters ended 3/31/13 and 12/31/13)	Average Selling Price of Homes in Backlog (As of 3/31/13 and 12/31/13)

We carefully study and design our products with the assistance of third-party architects, engineers, designers, consultants and homeowner focus groups. Within each of our markets, we determine the profile of buyers we hope to address and we design neighborhoods and homes taking into account the specific needs of those buyers. We believe that our customer and product diversification strategies provide us the flexibility to respond effectively to changes in consumer preferences and quickly adapt to evolving community demographics.

Long-standing reputation for delivering superior quality and customer service

We believe that our leadership positions in our markets are due in large part to our long-standing reputation as a producer of high-quality homes and our industry-leading, award-winning customer support services. Our Company and divisions have received numerous industry awards and commendations throughout our operating history, including “Professional Builder of the Year” from Professional Builder Magazine, “Builder of the Year” from Builder and Developer Magazine and, most recently in 2013 and 2014, thirty-three Eliant Homebuyer Choice Awards, the most of any homebuilder, in categories such as “Overall Purchase Experience,” “Design Selection Experience,” “Construction Experience,” “Overall First-Year Quality,” “Highest Percent of Sales from Referrals” and “Overall Home Purchase & Ownership Experience.”

We market and sell our homes under the William Lyon Homes brand in all of our markets except for Colorado. Our strong brand and reputation for quality have been established and maintained over decades by consistently delivering high-quality homes and support services to our buyers. In Colorado, we operate under the Village Homes brand. Established in 1984 and acquired by us in 2012, Village Homes has an outstanding reputation for quality and service and has received numerous industry awards, including “America’s Best Builder” by Builder Magazine in 2002, numerous J.D. Power Awards and, most recently, the Homebuilders Association of Denver’s 2012 “Community of the Year” award.

We focus on building and selling homes that combine high-quality craftsmanship with locally-influenced design characteristics that ultimately reflect the various lifestyles and aspirations of our multiple customer segments. We strive to provide the highest level of customer service during the sales process and after a home is sold. We typically engage our sales personnel on a long-term, rather than project-by-project, basis, which we believe results in a more motivated and loyal sales force with an extensive knowledge of our operating policies and products. We also employ a variety of programs and services to ensure customer satisfaction and help us improve production efficiency, reduce warranty costs and increase customer referrals. We believe that delivering high-quality homes and industry-leading customer service provides for a differentiated buying experience and provides us with a competitive advantage based upon repeat customers, high referral rates and strong brand recognition, allowing us to lower customer acquisition costs and increase unit sales rates.

Deep and experienced management team with significant tenure at our Company

We benefit from a highly experienced management team, with our executive officers and regional and division presidents averaging approximately 29 years of experience in the homebuilding and development industries within California or the Southwestern United States. Our Chief Executive Officer, William H. Lyon, our President and Chief Operating Officer, Matthew R. Zaist, and our Chief Financial Officer, Colin Severn, have closely managed the operational and financial aspects of our business and each brings significant experience, operational and market knowledge and professional relationships within the industry. Our regional and division presidents have substantial industry knowledge and local market expertise, with an average of approximately 13 years at our Company and an average of approximately 31 years in the homebuilding industry. Reporting directly to our division presidents, we have a deep and long-tenured team of 24 management professionals with an average within each of our divisions of 25 or more years of experience in the homebuilding industry and ten or more years of experience at our Company. We believe this level of experience and the resulting long-standing relationships provide us with a competitive advantage, particularly as it relates to dealings with land sellers, subcontractors and material suppliers, and enable us to identify, evaluate and capitalize on market opportunities, attract and retain new customers and adjust to changing national, regional and local business conditions. We strive to ensure that we have the best team available and we believe our reputation, market presence and consistency of values and culture have enabled us to attract and retain top talent.

General William Lyon (USAF Ret.), our Company’s namesake and our Executive Chairman, has nearly 60 years of operating history within the homebuilding industry and his experience, knowledge of our operations and the markets in which we compete and extensive professional relationships within our industry enable him to serve as a valuable leader to our Company. General Lyon provides senior leadership to our management team and to our board of directors, ensuring that the business principles that have made our Company successful in the past are an integral part of our ongoing culture. In addition to the contributions of General Lyon, we have a strong board of directors with a diverse range of industry backgrounds and experience. We believe that our board of directors provides us with an additional point of reference on strategic operating and corporate decisions and various members bring significant real estate knowledge and relationships from which we benefit.

Our Business Strategy

Drive revenue growth by opening new communities on existing owned and controlled land supply

We intend to capitalize on our existing owned and controlled land supply, which we believe is largely sufficient to supply the vast majority of future home closings for the next three years and a portion of future home closings for a multi-year period thereafter. We currently own or have an option to purchase 100% of the lots on which we currently expect to close homes during 2014 and 2015. We believe that the completion of the Portfolio Acquisition positions us for substantial near-term growth, with the first three new communities in the portfolio expected to be open for sale by the end of 2014 and the balance to be open for sale in the first half of 2015.

In 2013, we opened 21 new communities, increasing our total community count by approximately 39%, net of closed communities, ending the year with 32 communities at December 31, 2013. We anticipate having approximately 40 active selling communities as of mid-year 2014, representing an estimated 25% net increase from December 31, 2013, and we estimate having approximately 58 active selling communities by mid-year 2015, more than double the number of active selling communities at mid-year 2013.

Employ disciplined land acquisition strategies to support future growth

We believe that, next to our people, our land is our most valuable asset. As a result of our strong reputation for quality and consistency and our well-established operating history of between 17 years and 58 years in our markets, we have developed long-standing relationships with local land sellers, master-planned community developers, financial institutions and other builders. We intend to leverage these relationships, along with our extensive knowledge of local market dynamics and trends, to continue to source well-positioned land parcels in our markets.

Our land acquisition strategy is dynamic, nimble and responsive to prevailing and projected future market conditions. We attempt to maximize allocation of our capital utilizing land acquisition transaction structures that minimize up-front capital requirements while maximizing long-term returns through purchase options and land banking arrangements, rolling lot takedowns, purchase contracts that provide for payment to land sellers upon closing of homes built on land purchased from them, and non-recourse or seller financing, when possible.

Leverage and expand leading positions in high growth markets

We believe that our markets exhibit positive demographic trends and offer attractive long-term growth prospects. We intend to increase or maintain our market share within such markets, enabling us to enhance profitability by achieving economies of scale and optimizing the size of our business in each of our markets in order to appropriately leverage operating efficiencies.

We intend to pursue growth within our current markets, and potentially in select additional Western U.S. markets, to the extent that we believe such growth is consistent with our disciplined operating strategy, balanced land policies and overall commitment to superior product quality. In the future, we may grow our business through selective opportunistic acquisitions, joint ventures and other strategic transactions with third-party homebuilders and other industry participants.

Maintain disciplined operating platform and low cost structure with focus on profitability and cash flow

We combine a decentralized management approach to those aspects of our business where detailed knowledge of local market conditions is important with a centralized management approach to those areas where we believe central control is required, including, in particular, land investment. Our local and regional management teams are responsible for monitoring homebuyer demand trends and managing construction, land development, sales and marketing and governmental processing activities, while our corporate staff provides back-office support for financial, treasury, human resources, information technology and legal matters. We focus on minimizing construction costs and overhead, a strategy which we believe is critical to maintaining competitive margins and profitability. We believe that we have built a scalable foundation which will support and foster revenue growth without a proportionate corresponding increase in our selling, general and administrative expenses.

Prudent focus on balance sheet optimization and investor returns

We intend to continue to employ a prudent mix of both debt and equity as part of our ongoing financing strategy. We believe we are well-positioned with a strong balance sheet and sufficient liquidity for supporting our ongoing operations and growth initiatives. At December 31, 2013, on an as adjusted basis for the concurrent offering of Senior Notes, we had $619.4 million in outstanding debt and a total debt to book capitalization ratio of approximately 58%. Also at December 31, 2013, on an as adjusted basis for the concurrent offering of Senior Notes, but before the payment of the purchase price for the Portfolio Acquisition and expenses associated with this offering and the concurrent offering of Senior Notes we had $319.4 million of unrestricted cash and approximately $96.0 million of availability under our $100.0 million revolving credit facility, or the Revolving Credit Facility. We will continue to implement strategies that we believe will enhance our financial flexibility and long-term equity and maximize shareholder value.

General Corporate Information and History

The Company’s principal executive offices are located at 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660 and our telephone number is (949) 833-3600. The Company’s website address is www.lyonhomes.com. Information contained on the Company’s website is not a part of this prospectus supplement and the inclusion of the website address in this prospectus supplement is an inactive textual reference only.

THE OFFERING

Issuer	William Lyon Homes

Common stock offered by the selling stockholder	2,000,000 shares of Class A Common Stock

Underwriters’ option to purchase additional shares	The selling stockholder has granted the underwriters a 30-day option to purchase up to an aggregate of 300,000 additional shares of Class A Common Stock, at the public offering price less the underwriting discount.

Class A Common Stock outstanding immediately after this offering	27,216,813 shares(1)

Class B Common Stock outstanding immediately after this offering	3,813,884 shares(2)

Use of proceeds	We will not receive any of the proceeds from the sale of shares of Class A Common Stock by the selling stockholder in this offering.

Voting Rights	Our common stock consists of two classes: Class A Common Stock and Class B Common Stock. Purchasers in this offering will acquire Class A Common Stock. Class A Common Stock and Class B Common Stock are identical except with respect to certain voting, conversion and preemptive rights. Holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to five votes per share, on all matters to be voted on by our common stockholders. Shares of Class A and Class B Common Stock vote together as a single class on all matters submitted to a vote of stockholders. See “Description of Capital Stock—Common Stock.”

New York Stock Exchange Symbol	WLH

Concurrent Private Placement of Senior Notes	Concurrently with this offering, we are conducting a private placement of $150.0 million in aggregate principal amount of Senior Notes through California Lyon.

We estimate that the net proceeds to us from the concurrent private placement of Senior Notes, after deducting the initial purchasers’ discount, will be approximately $147.8 million. We intend to use the net proceeds from the concurrent private placement of Senior Notes for the acquisition of land currently under contract, including payment of a portion of the purchase price for the Portfolio Acquisition, and for growth capital and other general corporate purposes.

We cannot assure you that the private placement of Senior Notes will be completed or, if completed, on what terms it will be completed. The closing of this offering is not conditioned upon the closing of the private placement of Senior Notes, and the closing of our private placement of Senior Notes is not conditioned upon the closing of this offering.

Risk factors	See “Risk Factors” beginning on page S-15 of this prospectus supplement and beginning on page 16 of our annual report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

(1)	The number of shares of Class A Common Stock to be outstanding immediately after this offering is based on 27,216,813 shares outstanding as of December 31, 2013, and assumes no exercise of outstanding stock options or vesting of shares of restricted stock after that date. Unless we indicate otherwise, all information in this prospectus supplement excludes:

•	576,651 shares of Class A Common Stock issuable upon exercise of outstanding stock options, of which 480,571 were vested as of December 31, 2013; and

•	2,390,366 additional shares of Class A Common Stock that are reserved for issuance under our incentive award plan.

(2)	The number of shares of Class B Common Stock to be outstanding immediately after this offering excludes a warrant to purchase 1,907,550 additional shares of Class B Common Stock, held by the current holder of all outstanding shares of the Class B Common Stock.

SUMMARY FINANCIAL DATA

The following table sets forth certain of the Company’s historical financial and other data. The summary historical consolidated statement of operations data, other financial data and operating data for the year ended December 31, 2013, the period from February 25, 2012 through December 31, 2012, the period from January 1, 2012 through February 24, 2012 and the year ended December 31, 2011, and the balance sheet data as of December 31, 2013, 2012 and 2011 have been derived from the Company’s audited consolidated financial statements and the related notes incorporated by reference in this prospectus supplement. On February 25, 2012, Parent and certain of its subsidiaries consummated the principal transactions of a Prepackaged Joint Plan of Reorganization, or the Plan, which had been approved by the bankruptcy court following the filing by Parent and certain of its subsidiaries of voluntary bankruptcy petitions, and which Plan included (i) the issuance of shares of Parent’s Class A Common Stock and $75 million aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017, in exchange for claims held by the holders of the formerly outstanding notes of California Lyon, (ii) an amendment dated February 25, 2012 of California Lyon’s then-outstanding loan with ColFin WLH Funding, LLC and certain other lenders, which amendment resulted in a $235 million 10.25% Senior Secured Term Loan due 2015, (iii) the issuance of shares of Parent’s Class B Common Stock and a warrant to purchase additional shares of Class B Common Stock in exchange for cash consideration invested by the Lyon family, and (iv) the issuance of shares of Parent’s Convertible Preferred Stock and Class C Common Stock in exchange for cash consideration.

The summary historical consolidated financial data set forth below are not necessarily indicative of the results of future operations. Upon emergence from In re William Lyon Homes, et al., Case No. 11-14019, or the Chapter 11 Cases, on February 25, 2012, or the Emergence Date, we adopted fresh start accounting as prescribed under Accounting Standards Codification No. 852, Reorganizations, or ASC 852, which required us to value our assets and liabilities at their related fair values. In addition, we adjusted our accumulated deficit to zero at the Emergence Date. Items such as accumulated depreciation, amortization and accumulated deficit were reset to zero. We allocated the reorganization value to the individual assets and liabilities based on their estimated fair values. Items such as accounts receivable, prepaid and other assets, accounts payable, certain accrued liabilities and cash, whose fair values approximated their book values, reflected values similar to those reported prior to the Emergence Date. Items such as real estate inventories, property, plant and equipment, certain notes receivable, certain accrued liabilities and notes payable were adjusted from amounts previously reported. Unless otherwise stated or the context otherwise requires, reference hereinafter to the “Successor” reflects the operations of the Company after the Emergence Date, and after giving effect to the application of ASC 852, from February 25, 2012 through December 31, 2012, and any reference to the “Predecessor” refers to the operations of the Company prior to the Emergence Date. Because we adopted fresh start accounting at emergence from bankruptcy and because of the significance of liabilities subject to compromise that were relieved upon emergence from bankruptcy, the historical financial statements of the Predecessor and the financial statements of the Successor are not comparable. Refer to the notes to our consolidated financial statements incorporated by reference in this prospectus supplement for further details relating to fresh start accounting.

The following information is a summary only and should be read together with our consolidated financial statements and the related notes incorporated herein by reference. See “Where You Can Find More Information.”

	Successor(1)		Predecessor(1)
($ in thousands except per share data)	Year Ended December 31, 2013	Period From February 25, through December 31, 2012	Period From January 1, through February 24, 2012	Year Ended December 31, 2011
Statement of Operations Data
Revenues
Home sales	$521,310	$244,610	$16,687	$207,055
Lots, land and other sales	18,692	104,325	—	—
Construction services	32,533	23,825	8,883	19,768

Total revenues	572,535	372,760	25,570	226,823
Operating income (loss)	55,857	4,666	(2,684)	(148,015)
Income (loss) before reorganization items and (provision) benefit from income taxes	53,765	(4,325)	(4,961)	(171,706)
Reorganization items, net(2)	(464)	(2,525)	233,458	(21,182)
Benefit (provision) for income taxes	82,302	(11)	—	(10)
Net income (loss)	135,603	(6,861)	228,497	(192,898)
Net income (loss) available to common stockholders	$127,604	$(11,602)	$228,383	$(193,330)
Income (loss) per common share:
Basic	$5.16	$(0.93)	$228,383	$(193,330)
Diluted	4.95	(0.93)	$228,383	$(193,330)
Weighted average common shares outstanding:
Basic	24,736,841	12,489,435	1,000	1,000
Diluted	25,796,197	12,489,435	1,000	1,000
Other Financial Data:
Adjusted homebuilding gross margin(3)	$147,667	$64,135	$3,449	$40,468
Adjusted homebuilding gross margin percentage(3)	28.3%	26.2%	20.7%	19.6%
Adjusted EBITDA(4)	$88,878	$39,792	$(8,435)	$(21,357)
Adjusted EBITDA margin percentage(5)	15.5%	10.7%	(33.0%)	(9.4%)
Operating Data (including consolidated joint ventures) (unaudited):
Number of net new home orders	1,322	956	175	669
Number of homes closed	1,360	883	67	614
Average sales price of homes closed	$383	$277	$249	$337
Cancellation rate	17%	15%	8%	18%
Average number of sales locations	25	18	20	19
Backlog at end of period, number of homes(6)	368	406	246	139
Backlog at end of period, aggregate sales value(6)	$199,523	$115,449	$63,434	$29,329

	As Adjusted(7),	Actual
	December 31,	December 31,	December 31,
	2013	2013	2012	2011
Balance Sheet Data:
Cash and cash equivalents	$319,422	$171,672	$71,075	$20,061
Real estate inventories
Owned	671,790	671,790	421,630	398,534
Not owned	12,960	12,960	39,029	47,408
Total assets	1,160,411	1,010,411	581,147	496,951
Total debt	619,355	469,355	338,248	563,492
Redeemable convertible preferred stock	—	—	71,246	—
Total William Lyon Homes stockholders’ equity (deficit)	428,179	428,179	62,712	(179,516)

Year Ended December 31, 2013
(unaudited)
Select LTM Statistics:
Adjusted EBITDA(4)	$88,878

(1)	Successor refers to William Lyon Homes and its consolidated subsidiaries on and after the Emergence Date, after giving effect to: (i) the cancellation of shares of our common stock issued prior to February 25, 2012; (ii) the issuance of shares of new common stock, and settlement of existing debt and other adjustments in accordance with the Plan; and (iii) the application of fresh start accounting. Predecessor refers to William Lyon Homes and its consolidated subsidiaries up to the Emergence Date. In relation to the adoption of fresh start accounting in conjunction with the confirmation of the Plan, the results of operations for 2012 separately present the period from January 1, 2012 through February 24, 2012 as the pre-emergence, predecessor entity and the period from February 25, 2012 through December 31, 2012 as the successor entity. As such, the application of fresh start accounting is reflected in the period from February 25, 2012 through December 31, 2012 and not the period from January 1, 2012 through February 24, 2012. Certain statistics including (i) net new home orders, (ii) average number of sales locations, (iii) backlog, (iv) number of homes closed, (v) homes sales revenue and (vi) average sales price of homes closed are not affected by the fresh start accounting.
(2)	The Company recorded reorganization items of $(0.5) million, $(2.5) million, $233.5 million and $(21.2) million during the year ended December 31, 2013, the period from February 25, 2012 through December 31, 2012, the period from January 1, 2012 through February 24, 2012, and the year ended December 31, 2011, respectively.
(3)	Adjusted homebuilding gross margin is a financial measure that is not prepared in accordance with GAAP. It is used by management in evaluating operating performance and in making strategic decisions regarding sales pricing, construction and development pace, product mix and other operating decisions. We believe this information is meaningful as it isolates the impact that interest has on homebuilding gross margin and allows investors to make better comparisons with our competitors. A reconciliation of adjusted homebuilding gross margin to homebuilding gross margin is provided as follows:

	Successor(1)		Predecessor(1)
	Year Ended December 31, 2013	Period From February 25, through December 31, 2012	Period From January 1, through February 24, 2012	Year Ended December 31, 2011
(dollars in thousands)
Home sales revenue	$521,310	$244,610	$16,687	$207,055
Cost of home sales	405,496	203,203	14,598	184,489

Homebuilding gross margin	115,814	41,407	2,089	22,566
Add: Interest in cost of sales	31,853	22,728	1,360	18,082

Adjusted homebuilding gross margin	$147,667	$64,135	$3,449	$40,648

Adjusted homebuilding gross margin percentage	28.3%	26.2%	20.7%	19.6%

(4)	Adjusted EBITDA is a financial measure that is not prepared in accordance with GAAP. Adjusted EBITDA means net income (loss) plus (i) provision for (benefit from) income taxes, (ii) interest expense, (iii) amortization of capitalized interest included in cost of sales, (iv) non-cash impairment charges, (v) gain (loss) on retirement of debt, (vi) loss on sale of fixed assets, (vii) depreciation and amortization, (viii) distributions of income from unconsolidated joint ventures less equity in income of unconsolidated joint ventures, (ix) equity in (income) loss of unconsolidated joint ventures less equity in income of unconsolidated joint ventures, (x) stock based compensation expense and (xi) non-cash reorganization items. Other companies may calculate adjusted EBITDA differently. Adjusted EBITDA is presented herein because management believes the presentation of adjusted EBITDA provides useful information to the Company’s investors regarding the Company’s financial condition and results of operations because adjusted EBITDA is a widely utilized indicator of a company’s operating performance. Adjusted EBITDA should not be considered as an alternative for net income (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. A reconciliation of net income (loss) attributable to the Company to adjusted EBITDA is provided as follows:

	Successor(1)		Predecessor(1)
	Year Ended December 31, 2013	Period From February 25, through December 31, 2012	Period From January 1, through February 24, 2012	Year Ended December 31, 2011
Net income (loss) attributable to William Lyon Homes	$129,132	$(8,859)	$228,383	$(193,330)
(Benefit from) provision for income taxes	(82,302)	11	—	10
Interest expense
Interest incurred	31,875	30,526	7,145	61,464
Interest capitalized	(29,273)	(21,399)	(4,638)	(36,935)
Amortization of capitalized interest included in cost of sales	31,853	27,791	1,360	18,082
Non-cash impairment charge	—	—	—	128,314
Gain on extinguishment of debt	—	1,392	—	—
Loss on sale of fixed assets	4	—	—	83
Depreciation and amortization	3,795	6,631	586	3,875
Distributions of income from unconsolidated joint ventures	—	—	—	685
Equity in income of unconsolidated joint ventures	—	—	—	(3,605)
Stock-based compensation	3,793	3,699	—	—
Non-cash reorganization items	—	—	(241,271)	—

Adjusted EBITDA	$88,878	$39,792	$(8,435)	$(21,357)

(5)	Adjusted EBITDA margin percentage is calculated as Adjusted EBITDA, as defined in (4) above, divided by total revenues during the period.
(6)	Backlog consists of homes sold under pending sales contracts that have not yet closed, some of which are subject to contingencies, including mortgage loan approval and the sale of existing homes by customers. There can be no assurance that homes sold under pending sales contracts will close. Of the total homes sold subject to pending sales contracts as of December 31, 2013 and December 31, 2012, 308 and 352, respectively, represent homes completed or under construction and 60 and 54, respectively represent homes not yet under construction.
(7)	Gives effect to the sale by us of the Senior Notes in the concurrent offering as if such transaction had occurred as of December 31, 2013. Does not reflect the payment of the purchase price for the Portfolio Acquisition or expenses associated with this offering or the offering of the Senior Notes.

.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the following risk factors, as well as the other information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making an investment decision. In addition, you should carefully consider, among other things, the matters discussed under “Part I—Item 1A. Risk Factors” beginning on page 16 of our annual report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as that disclosure may be updated by subsequent periodic reports, as well as other documents that we file with the SEC that are incorporated by reference.

The risks and uncertainties described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the price of our Class A Common Stock to decline, perhaps significantly.

Risks Relating to Our Class A Common Stock and this Offering

Concentration of ownership of the voting power of our capital stock may prevent other stockholders from influencing corporate decisions and create perceived conflicts of interest.

Our common stock consists of two classes: Class A and Class B. Holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to five votes per share, on all matters entitled to be voted on by our common stockholders. Immediately following completion of this offering, based on the number of shares of common stock outstanding as of March 17, 2014, entities controlled by William H. Lyon will hold approximately 51.1% of the voting power of the Company, assuming exercise in full of the warrant to purchase additional shares of Class B Common Stock, through ownership by Lyon Shareholder 2012, LLC, or Lyon LLC, of 100% of the outstanding Class B Common Stock and a warrant to purchase 1,907,550 additional shares of Class B Common Stock, ownership by The William Harwell Lyon Separate Property Trust established July 28, 2000 of 2,933 shares of Class A Common Stock as well as ownership by William H. Lyon of an aggregate of 112,445 shares of Class A Common Stock and unvested restricted stock. Additionally, immediately after this offering, Luxor Capital Group, LP, or Luxor, assuming that the underwriters do not exercise their option to purchase additional shares, and an affiliate of Paulson & Co. Inc., or Paulson, will hold approximately 6.6 million and 3.3 million shares of Class A Common Stock, respectively, representing 14.2% and 7.1% of the total voting power of the Company’s outstanding capital stock, respectively. Further, Luxor, Paulson and Lyon LLC, which collectively control approximately 69% of the total voting power of the Company’s outstanding capital stock immediately following completion of this offering, have entered into a stockholder agreement with respect to the election of up to six seats on our board of directors, whereby each such stockholder has agreed to vote in favor of the director nominees supported by each of the other stockholders. The Company is not party to such agreement.

Luxor, Paulson and Lyon LLC may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This ownership concentration may adversely impact the trading of our capital stock because of a perceived conflict of interest that may exist, thereby depressing the value of our capital stock.

Future sales of our common stock by existing stockholders could cause the price of our Class A Common Stock to decline.

Any sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that such sales might occur, may cause the market price for our Class A Common Stock to decline. Upon completion of this offering, we will have 27,348,394 shares of Class A Common Stock and

3,813,884 shares of Class B Common Stock outstanding, excluding 576,651 shares of Class A Common Stock issuable upon the exercise of outstanding stock options and 1,907,550 shares of Class B Common Stock issuable upon the exercise of a warrant held by the holders of our Class B Common Stock. All of these shares, other than the shares of Class B Common Stock held by Lyon LLC and certain shares of Class A Common Stock held by our directors and officers and other “affiliates,” as defined in Rule 144 of the Securities Act, are freely tradable without restriction under the Securities Act. All outstanding shares of Class B Common Stock and certain shares of Class A Common Stock held by our directors, officers and other affiliates are restricted securities under the Securities Act, and may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon exercise of outstanding options or for other reasons. Any such future issuances of our common stock or convertible or other equity-linked securities will dilute the ownership interest of the holders of our Class A Common Stock. We cannot predict the size of future issuances of our common stock or other equity-related securities or the effect, if any, that they may have on the market price of our Class A Common Stock.

We do not currently intend to pay dividends on our common stock.

We have not declared or paid any cash dividends on our common stock and we do not plan to do so in the foreseeable future. Any determination to pay dividends to the holders of our common stock will be at the discretion of our board of directors. Further, the payment of cash dividends is restricted under the terms of the agreements governing our debt. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future.

The price of our Class A Common Stock could be subject to volatility related or unrelated to our operations.

The market price of the Class A Common Stock may fluctuate substantially due to a variety of factors, including:

●	actual or anticipated variations in our quarterly operating results;

●	changes in market valuations of similar companies;

●	adverse market reaction to the level of our indebtedness;

●	additions or departures of key personnel;

●	actions by stockholders;

●	speculation in the press or investment community;

●	general market, economic and political conditions, including an economic slowdown or dislocation in the global credit markets;

●	our operating performance and the performance of other similar companies;

●	changes in accounting principles; and

●	passage of legislation or other regulatory developments that adversely affect us or the homebuilding industry.

In addition, the stock market itself is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons related and unrelated to their operating performance and could have the same effect on our common stock.

Further, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation. The threat or filing of class action litigation lawsuits could cause the price of our Class A Common Stock to decline.

Any of these factors could have a material adverse effect on your investment in our Class A Common Stock and our Class A Common Stock may trade at prices significantly below the offering price. As a result, you could lose some or all of your investment.

We incur substantial costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could harm our operating results.

As a public company, we incur significant legal, accounting and other expenses, including costs associated with public company reporting requirements. We also incur costs associated with current corporate governance requirements, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, as well as rules implemented by the Securities and Exchange Commission, or the SEC, and the NYSE. The expenses incurred by public companies for reporting and corporate governance purposes have increased dramatically in recent years. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We are unable to currently estimate these costs with any degree of certainty. We also expect that these new rules and regulations may make it difficult and expensive for us to obtain director and officer liability insurance, and if we are able to obtain such insurance, we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage available to privately-held companies. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to enable us to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal controls over financial reporting and our auditors will begin attesting to and reporting on our internal controls as early as the year ending December 31, 2014, and could, as part of that documentation and testing, identify areas for further attention or improvement. Implementing any appropriate changes to our internal controls may require additional personnel, specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems and require a significant period of time to complete.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We may in the future discover areas of our internal controls that need improvement. We cannot be certain that we will be successful in implementing or maintaining adequate internal control over our financial reporting and financial processes. Furthermore, as we grow our business, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect us.

Anti-takeover provisions in our corporate organizational documents, under Delaware law and in our debt covenants could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our capital stock.

Provisions in our corporate organizational documents may have the effect of delaying or preventing a change of control or changes in our management. Such provisions include, but are not limited to:

●	authorizing the issuance of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

●	any action to be taken by holders of our common stock must be effected at a duly called annual or special meeting and not by written consent;

●	special meetings of our stockholders can be called only by our board of directors, the Chairman of our board of directors, our Chief Executive Officer or our lead independent director;

●	vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director but not by stockholders;

●	our bylaws require advance notice of stockholder proposals and director nominations;

●	an amendment to our bylaws requires a supermajority vote of stockholders; and

●	after the conversion of all Class B Common Stock, our board of directors will be staggered into three separate classes, with classes fixed by the board, and, once staggered, the removal of directors requires a supermajority vote of stockholders.

These provisions may frustrate or prevent attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. In addition, some of our debt covenants contained in the agreements governing our debt may delay or prevent a change in control.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which may be senior to our common stock for purposes of liquidating and dividend distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt securities or additional offerings of equity securities, in addition to our concurrent proposed private placement of Senior Notes. Upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings, or offerings of securities that may be exchanged for or converted into our common stock, may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to make a dividend distribution to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of our future offerings, and purchasers of our common stock in this offering bear the risk of our future offerings reducing the market price of our common stock and diluting their ownership interest in our company.

If securities or industry analysts do not publish, or cease publishing, research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our Class A Common Stock is influenced by research or reports that industry or securities analysts publish about us or our business. If one or more analysts who cover us downgrade our Class A Common Stock, the market price for our Class A Common Stock likely would decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause our stock price or trading volume to decline.

Non-U.S. holders may be subject to United States federal income tax on gain realized on the sale or disposition of shares of our Class A Common Stock.

The Company believes that it is a “United States real property holding corporation,” or USRPHC, for United States federal income tax purposes. If the Company is a USRPHC, non-U.S. holders (as defined in “United States Federal Income Tax Considerations to Non-U.S. Holders” in the prospectus that accompanies this prospectus supplement) may be subject to United States federal income tax (including withholding tax) upon a sale or disposition of our Class A Common Stock, if (i) our Class A Common Stock is not regularly traded on an established securities market, or (ii) our Class A Common Stock is regularly traded on an established securities market, and the non-U.S. holder owned, actually or constructively, Class A Common Stock with a fair market value of more than 5% of the total fair market value of such common stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder’s holding period for such common stock.

Risks Related to Our Business and Our Industry

For risks related to our business and our industry, see the information under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our annual report on Form 10-K for the fiscal year ended December 31, 2013 and any subsequent periodic reports filed by us with the SEC.

USE OF PROCEEDS

The selling stockholder will receive aggregate net proceeds from its sale of shares of Class A Common Stock of approximately $51.9 million after deducting underwriting discounts and commissions. We will not receive any portion of the net proceeds received by the selling stockholder from the sale of its shares.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2013:

●	on an actual basis; and

●	on an as adjusted basis to give effect to the sale by us of the Senior Notes as if such transaction had occurred on December 31, 2013.

We will not receive any portion of the net proceeds received by the selling stockholder from the sale of its shares in this offering. You should read this table in conjunction with our consolidated financial statements and related notes included elsewhere or incorporated by reference in this prospectus supplement.

	As of December 31, 2013
(In thousands, except per share amounts)	Actual	As Adjusted
		(unaudited)
Cash and cash equivalents, excluding restricted cash(1)(2)	$171,672	$319,422
Debt:
$100 million Revolving Credit Facility(3)	—	—
Construction notes payable	24,198	24,198
Seller financing	13,862	13,862
8.5% Senior Notes due November 15, 2020(4)	431,295	431,295
% Senior Notes due 2019(5)	—	150,000

Total debt	469,355	619,355

Equity:
William Lyon Homes stockholders’ equity
Preferred Stock, par value $0.01 per share, 10,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Class A Common Stock, par value $0.01 per share, 150,000,000 shares authorized, 27,623,629 shares issued and outstanding, actual and as adjusted	276	276
Class B Common Stock, par value $0.01 per share, 30,000,000 shares authorized, 3,813,884 shares issued and outstanding, actual and as adjusted	38	38
Additional paid-in capital	311,863	311,863
Retained earnings	116,002	116,002

Total William Lyon Homes stockholders’ equity	428,179	428,179

Noncontrolling interest	22,615	22,615

Total equity	450,794	450,794

Total capitalization	$920,149	$1,070,149

(1)	Restricted cash at December 31, 2013 was $0.9 million.
(2)	Cash and cash equivalents, on an as adjusted basis, reflects the net proceeds from the sale by us of the Senior Notes. Does not reflect the payment of the purchase price of the Portfolio Acquisition, or other expenses incurred by us in the offering of the Senior Notes or this offering.
(3)	As of December 31, 2013, we had no outstanding borrowings under our Revolving Credit Facility and $4.0 million in outstanding letters of credit issued thereunder.
(4)	Reflects the carrying value of $325.0 million aggregate principal amount of 8.5% Senior Notes due 2020 issued at par on November 5, 2012 and $100.0 million aggregate principal amount of additional 8.5% Senior Notes due 2020 issued at a price of 106.5% of their principal amount on October 21, 2013.

(5)	Concurrently with this offering, as described in “Prospectus Summary Supplement—Recent Developments,” California Lyon is offering $150.0 million in aggregate principal amount of Senior Notes to qualified institutional buyers in the United States in reliance on an exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act. The closing of this offering is not conditioned upon the closing of the private placement of the Senior Notes, and the closing of the private placement of the Senior Notes is not conditioned upon the closing of this offering.

PRICE RANGE OF OUR CLASS A COMMON STOCK

Since May 16, 2013, our Class A Common Stock has traded on the NYSE under the symbol “WLH.” The following table sets forth, for the periods indicated, the high and low daily sales prices for our Class A Common Stock, as reported by the NYSE, for the period since May 16, 2013.

	High	Low
Fiscal year 2014
First Quarter (through March 26, 2014)	$31.77	$21.28
Fiscal year 2013
Second Quarter (May 16—June 30)	$27.99	$22.50
Third Quarter	$25.70	$19.87
Fourth Quarter	$24.99	$18.81

On March 26, 2014, the last reported sale price for our Class A Common Stock on the NYSE was $27.27 per share. As of March 17, 2014, based on the information provided by American Stock Transfer & Trust Company, we had 27,348,394 shares of Class A Common Stock issued and outstanding and there were approximately eight holders of record of our Class A Common Stock.

DIVIDEND POLICY

We do not intend to pay dividends on our common stock in the near future. Any determination to pay dividends to holders of our common stock will be at the discretion of our board of directors. Additionally, the payment of cash dividends is restricted under the terms of the agreements governing our debt.

DESCRIPTION OF CAPITAL STOCK

The following is a general description of the terms and provisions of our Third Amended and Restated Certificate of Incorporation, or the Certificate of Incorporation, and our Amended and Restated Bylaws, or the bylaws, and applicable provisions of law, in each case as currently in effect on the date of this prospectus supplement. The following description is only a summary of the material provisions of our capital stock, the Certificate of Incorporation and the bylaws and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Certification of Incorporation and the bylaws. The Certificate of Incorporation and the bylaws are incorporated by reference as exhibits to the registration statement that includes the prospectus accompanying this prospectus supplement.

General

Our authorized capital stock consists of 190,000,000 shares, 150,000,000 of which are designated as Class A Common Stock with a par value of $0.01 per share, 30,000,000 of which are designated as Class B Common Stock with a par value of $0.01 per share and 10,000,000 of which are designated as preferred stock with a par value of $0.01 per share. As of March 17, 2014, there were 27,348,394 shares of Class A Common Stock outstanding, 3,813,884 shares of Class B Common Stock outstanding, and no shares of preferred stock outstanding. We have reserved an aggregate of 3,636,363 shares of Class A Common Stock for issuance to our current and future directors, employees and consultants pursuant to the William Lyon Homes 2012 Equity Incentive Plan. In addition, 1,907,550 shares of Class B Common Stock are issuable upon exercise of a warrant held by the current holder of Class B Common Stock.

Common Stock

The Certificate of Incorporation divides our common stock into two classes of common stock, Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock and Class B Common Stock have identical rights, except with respect to certain voting, conversion and preemptive rights as further described below. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock. Holders of our common stock have no preference, exchange, sinking fund, redemption or appraisal rights and, except as provided below, have no preemptive rights to subscribe for any of our securities.

Voting. On all matters on which the holders of our common stock are entitled to vote, prior to the conversion of all outstanding shares of our Class B Common Stock, each share of Class A Common Stock is entitled to one vote per share, while our Class B Common Stock is entitled to five votes per share. Following the conversion of all outstanding shares of our Class B Common Stock, each share of common stock is entitled to one vote per share.

Mandatory Conversion of Class B Common Stock. Each share of Class B Common Stock will automatically convert into one share of Class A Common Stock if a majority of the shares of Class B Common Stock then-outstanding vote in favor of such conversion. If, at any time, any share of Class B Common Stock is not owned, beneficially or of record, by either General William Lyon or William H. Lyon, their siblings, spouses and lineal descendants (including by step-, adoptive and similar relationships), any entities wholly owned by one or more of the foregoing persons, or any trusts or other estate planning vehicles for the benefit of any of the foregoing, then such share of Class B Common Stock will automatically convert into one share of Class A Common Stock.

Optional Conversion of Class B Common Stock. Holders of Class B Common Stock may elect at any time to convert any or all of their shares into Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock.

Status of Converted Class B Common Stock. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock, the shares of Class B Common Stock will be cancelled and will no longer be issuable by us.

Dividend Rights. Subject to applicable law, any contractual restrictions and the rights of the holders of any outstanding series of preferred stock, if any, holders of our common stock are entitled to receive such dividends and other distributions that our board of directors may declare from time to time in its sole discretion. Additionally, the payment of cash dividends is subject to certain restrictions under the terms of the agreements governing our debt. Any dividends declared by the board of directors on a share of our common stock will be declared in equal amounts with respect to each share of every class of common stock. If dividends are declared on our common stock that are payable in shares of common stock, or securities convertible into, or exercisable or exchangeable for our common stock, the dividends payable to the holders of each class of our common stock will be paid only in kind for the same class of common stock (or in securities convertible into, or exercisable or exchangeable for in kind shares) and such dividends will be paid in the same number of shares (or fraction thereof) of common stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on an in kind per share basis).

Liquidation Rights. Upon our dissolution, liquidation or winding up, whether voluntary or involuntary, subject to the rights of the holders of any outstanding series of preferred stock, if any, and after payments on our debts and other liabilities, holders of our common stock are entitled to receive our assets available for distribution to our stockholders ratably in proportion to the number of shares of Class A Common Stock that such holders would have held if all shares of Class B Common Stock were converted into Class A Common Stock prior to any such dissolution, liquidation or winding up.

Preemptive Rights. The Certificate of Incorporation provides that, for so long as any shares of Class B Common Stock remain outstanding, in the event we issue new shares of Class A Common Stock (including upon the exchange or conversion of securities exchangeable for or convertible into shares of Class A Common Stock or upon the exercise of warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire shares of Class A Common Stock), subject to certain exceptions, the holders of our Class B Common Stock shall have the option to purchase from us new shares of Class B Common Stock up to the amount needed to maintain their then-existing voting percentage ownership, after giving effect to the issuance. Such shares of Class B Common Stock will be acquired at the same cash price per share of Class B Common Stock as the price per share of Class A Common Stock sold by us in connection with such issuance of shares of Class A Common Stock (or, in the case of shares of Class A Common Stock issued upon the exchange or conversion of securities exchangeable for or convertible into shares of Class A Common Stock or upon the exercise of warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire shares of Class A Common Stock, a price equal to the per share price of the Class A Common Stock at the close of business on the date of such grant or issuance) or, if the price to be paid by a purchaser is consideration other than cash, then at a cash price that is substantially equal in value to such other consideration as determined in good faith by our board of directors (which determination shall be final and binding on all interested parties).

Preferred Stock

The Certificate of Incorporation authorizes our board of directors, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock may have the effect of decreasing the market price of our Class A Common Stock, may adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Charter and Bylaw Provisions

Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a merger or other business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

(1) prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to certain exclusions; or

(3) on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines an “interested stockholder” as:

(1) any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation;

(2) any entity or person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and

(3) the affiliates or associates of any such entities or persons.

The provisions of Section 203 of the DGCL described above could have the following effects on us, among others:

(1) delaying, deferring or preventing a change in control;

(2) delaying, deferring or preventing the removal of existing management;

(3) deterring potential acquirers from making an offer to our stockholders; and

(4) limiting any opportunity of our stockholders to realize premiums over prevailing market prices of the common stock in connection with offers by potential acquirers.

This could be the case even if a majority of our stockholders might benefit from a change of control or offer.

Special Meetings of Stockholders. The Certificate of Incorporation provides that special meetings of the stockholders may be called by our board of directors, the Chairman of the Board, the Chief Executive Officer, or the lead independent director and not by stockholders.

No Action by Written Consent. The Certificate of Incorporation provides that all actions to be taken by holders of our common stock must be taken at a special or annual meeting, and not by written consent.

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Classified Board; Election and Removal of Directors. Upon the conversion of all outstanding shares of our Class B Common Stock into Class A Common Stock, our board of directors will be divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of such directors. The board of directors is authorized to assign members of the board of directors already in office to their respective class. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. In addition, once our board of directors is divided into three classes, the removal of any of our directors without cause will require the approval of at least 66 2/3% of the voting power of our then-outstanding shares of stock entitled to vote thereon, voting as a single class. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Conflicts of Interest. Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our non-employee directors. The Certificate of Incorporation provides that, to the fullest extent permitted by law, each of our directors who is not also one of our officers or employees (along with his or her respective affiliates) will have no duty to refrain from: (i) engaging in the same or similar activities or lines of business in which we or our affiliates now engage or in which we propose to engage; or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Certificate of Incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Amendment of Bylaws. The amendment, alteration, repeal or rescission of our bylaws by our stockholders requires approval by holders of at least 66 2/3% of the voting power of our then-outstanding voting stock, voting as a single class.

Amendment of Certificate of Incorporation. The amendment, repeal or rescission of the Certificate of Incorporation requires approval by holders of at least 66 2/3% of the voting power of our then-outstanding voting stock, voting as a single class.

Choice of Forum. The Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, the Certificate of Incorporation, our bylaws or any action asserting a claim against us governed by the internal affairs doctrine.

Registration Rights Agreements

On the effective date of the Plan, we entered into registration rights agreements with each of the holders of our Class A Common Stock, our Class B Common Stock and our previously outstanding Class C Common Stock and Convertible Preferred Stock. We refer to these agreements collectively as the “Registration Rights Agreements.” On October 12, 2012, we consummated the Paulson Transaction, as described in the prospectus that accompanies this prospectus supplement. In connection with the Paulson Transaction, the agreements with the holders of the Class A Common Stock and the holders of the Convertible Preferred Stock and Class C Common Stock were amended to include in such agreements the shares issued to Paulson so that Paulson may become a party to such agreements with equal rights, benefits and obligations as the other stockholders who are parties thereto. In connection with the Common Stock Recapitalization described elsewhere in the prospectus that accompanies this prospectus supplement, all of our previously outstanding shares of Class C Common Stock and Convertible Preferred Stock were converted into shares of Class A Common Stock. The Registration Rights Agreements continue to apply to shares of Class A Common Stock issued upon conversion of the shares of Class B Common Stock, Class C Common Stock and Convertible Preferred Stock, as applicable, as such shares of Class A Common Stock continue to qualify as “registrable securities” as defined in such agreements. Pursuant to the Registration Rights Agreements, we prepared and filed, at our expense, a registration statement covering the resale of certain shares of our capital stock issued in connection with the Plan, and we are further required to use commercially reasonable efforts to maintain an effective registration statement for a shelf registration covering such resale. We also filed the registration statement of which this prospectus supplement and accompanying prospectus form a part pursuant to such contractual obligations described above.

The Registration Rights Agreements do not provide for any cash penalties, liquidated damages or other specific penalties resulting from delays in registering the securities covered by each of the agreements. The holders of the securities covered by the Registration Rights Agreements have the right to pursue an injunction in order to prevent a breach and to enforce their rights under the Registration Rights Agreements. We may be required to pay reasonable legal fees and expenses incurred in connection with such enforcement proceedings.

Limitation of Liability and Indemnification Matters

We have entered into indemnification agreements with certain of our executive officers and each of our directors pursuant to which we have agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our executive officers and directors pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

National Market Listing

Our Class A Common Stock is listed on the NYSE under the symbol “WLH.”

SELLING STOCKHOLDER

The following table sets forth the names of the entities affiliated with the selling stockholder that hold the shares of Class A Common Stock being sold in this offering. The table also sets forth number of shares of Class A Common Stock owned by each entity immediately prior to the date of this prospectus supplement and the number of shares of Class A Common Stock to be offered by each entity pursuant to this prospectus supplement. The table also provides information regarding the beneficial ownership of our Class A Common Stock by each entity as adjusted to reflect the assumed sale of all of the shares offered under this prospectus supplement. Beneficial ownership is based on information furnished by the selling stockholder. The following table assumes that the underwriters have not exercised their option to purchase additional shares.

		Shares of common stock beneficially owned immediately prior to this offering				Shares of Class A Common Stock offered(4)	Shares of common stock beneficially owned after this offering(4)
Name of Entity	Class A(1)	Percent of Class(2)	Class B	Percent of Class	Percent of Total Voting Power(3)		Class A	Percent of Class	Class B	Percent of Class	Percent of Total Voting Power
Luxor Capital II Company LLC(5)	4,054,328	14.8%	—	—	8.7%	688,045	3,366,283	12.3%	—	—	7.3%
Luxor Capital Partners, LP(6)	3,047,718	11.1%	—	—	6.6%	707,588	2,340,130	8.6%	—	—	5.0%
Luxor Spectrum Offshore Master Fund, LP(7)	337,467	1.2%	—	—	*	337,467	—	—	—	—	—
Luxor Wavefront, LP(8)	949,403	3.5%	—	—	2.0%	266,900	682,503	2.5%	—	—	1.5%

*	Denotes less than 1.0% of beneficial ownership.
(1)	The information set forth in the table with respect to current ownership of Class A Common Stock does not reflect the shares of Class A Common Stock that are issuable upon conversion of the shares of Class B Common Stock listed in the table.
(2)	The percentage of shares beneficially owned is computed on the basis of 27,348,394 shares of our Class A Common Stock outstanding as of March 17, 2014.
(3)	Except as otherwise required by law, each holder of Class A Common Stock is entitled to one vote per share, and each holder of Class B Common Stock is entitled to five votes per share, with holders of Class A Common Stock and holders of Class B Common Stock voting together as a single class.
(4)	Assumes no exercise by the underwriters of their option to purchase additional shares.
(5)	Luxor Capital II Company LLC is an indirect subsidiary of Luxor Capital Partners Offshore Master Fund, LP. Luxor acts as the Investment manager of Luxor Capital Partners Offshore Master Fund, LP. Luxor Management, LLC is the general partner of Luxor. The address of Luxor is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor. Pursuant to a stockholder agreement entered into in May 2013, or the Stockholder Agreement, Luxor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and Paulson.
(6)	Luxor acts as the investment manager of Luxor Capital Partners, LP. Luxor Management, LLC is the general partner of Luxor. Christian Leone is the managing member of Luxor Management, LLC. Luxor, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by Luxor Capital Partners, LP. The address of Luxor is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor. Pursuant to the Stockholder Agreement, Luxor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and Paulson.
(7)

Luxor acts as the investment manager of Luxor Spectrum Offshore Master Fund LP. Luxor Management, LLC is the general partner of Luxor. Christian Leone is the managing member of Luxor Management, LLC. Luxor, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by Luxor Spectrum Offshore Master Fund LP. The address of Luxor is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor. Pursuant to the Stockholder

Agreement, Luxor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and Paulson.
(8)	Luxor acts as the investment manager of Luxor Wavefront LP. Luxor Management, LLC is the general partner of Luxor. Christian Leone is the managing member of Luxor Management, LLC. Luxor, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by Luxor Wavefront LP. The address of Luxor is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor. Pursuant to the Stockholder Agreement, Luxor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and Paulson.

UNDERWRITING

J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. are the representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholder has agreed to sell to the underwriters and the underwriters named below, through their representatives, have severally agreed to purchase from the selling stockholder the following respective numbers of Class A Common Stock:

Name	Number of shares
J.P. Morgan Securities LLC	640,000
Credit Suisse Securities (USA) LLC	595,000
Citigroup Global Markets Inc.	595,000
Moelis & Company LLC	85,000
Comerica Securities, Inc.	85,000

Total	2,000,000

The underwriters are committed to purchase all of the shares of Class A Common Stock offered by the selling stockholder if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated

The underwriters propose to offer the Class A Common Stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the public offering of the shares, the offering price and other selling terms may be changed by the representatives. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order, in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have the option to purchase up to 300,000 additional shares of Class A Common Stock from the selling stockholder. The underwriters have 30 days from the date of this prospectus supplement to exercise this option.

The underwriting fee is equal to the public offering price per share of Class A Common Stock less the amount paid by the underwriters to the selling stockholder per share of Class A Common Stock. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholder (in thousands, except per share amounts):

	Per share		Total
	Without Option	With Option	Without Option	With Option
Underwriting Discounts and Commissions paid by selling stockholder	$1.294375	$1.294375	$2,588,750	$2,977,063

We have also agreed to pay the costs and expenses of the underwriters related to the review by FINRA of the offering of Class A Common Stock, including filing fees and the fees and expenses of counsel for the underwriters relating to such review (such fees and expenses of counsel in an amount not to exceed $10,000).

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions and the SEC registration fee, will be approximately $200,000. Some of these expenses relate to securities that were registered pursuant to the registration statement and prospectus that accompany this prospectus supplement, but which are not being sold pursuant to this prospectus supplement. The aggregate value of all compensation received or to be received by the participating FINRA members does not exceed 8% of the offering proceeds.

A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 90 days after the date of this prospectus. However, if either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension.

Our directors, our executive officers, the selling stockholder (other than with respect to the shares offered hereby) and certain of our other stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement. However, if either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension.

We and the selling stockholder have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our Class A Common Stock is listed on The New York Stock Exchange under the symbol “WLH”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A Common Stock in the open market for the purpose of preventing or slowing a decline in the market price of the Class A Common Stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of Class A Common Stock than it is required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriter may close out any covered short position either by exercising its option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares of Class A Common Stock available for purchase in the open market compared to the price at which the underwriter may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Class A Common Stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.

The underwriters have advised us and the selling stockholder that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A Common Stock, including the imposition of penalty bids.

These activities may have the effect of raising or maintaining the market price of the Class A Common Stock or preventing or retarding a decline in the market price of the Class A Common Stock, and, as a result, the price of the Class A Common Stock may be higher than the price that otherwise might exist in the open market. If any underwriter commences these activities, it may discontinue them at any time. The underwriters may carry out these transactions on The New York Stock Exchange, in the over-the-counter market or otherwise.

The public offering price was determined by negotiations among the selling stockholder and the representatives. In determining the public offering price, the selling stockholder and the representatives considered a number of factors including:

●	the information set forth in this prospectus supplement and otherwise available to the underwriters;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future earnings;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by the underwriters and the selling stockholder.

It is possible that, after the offering, the shares of Class A Common Stock will not trade in the public market at or above the public offering price.

Selling Restrictions

Other than in the United States, no action has been taken by us, the selling stockholder or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement and accompanying prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus supplement and accompanying prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus supplement and accompanying prospectus may be made to the public in that Relevant Member State at any time:

A. to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

B. to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

C. in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus supplement and accompanying prospectus shall result in a requirement for the publication by us or the underwriters of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In addition, in the U.K., this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, the Order and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the U.K. by persons who are not relevant persons. In the U.K., any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Japan

The shares of Class A Common Stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Hong Kong

The shares of Class A Common Stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of Class A Common Stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A Common Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A Common Stock may not be circulated or distributed, nor may the shares of Class A Common Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of Class A Common Stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

France

This prospectus supplement and the accompanying prospectus has not been prepared in the context of a public offering of securities in France (offre au public) within the meaning of Article L.411-1 of the French Code monétaire et financier and Articles 211-1 et seq. of the Autorité des marchés financiers (AMF) regulations and has therefore not been submitted to the AMF for prior approval or otherwise, and no prospectus has been prepared in relation to the Class A Common Stock.

The Class A Common Stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France, and neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the securities has been distributed or caused to be distributed or will be distributed or caused to be distributed to the public in France, except only to persons licensed to provide the investment service of portfolio management for the account of third parties and/or to “qualified investors” (as defined in Article L.411-2, D.411-1 and D.411-2 of the French Code monétaire et financier) and/or to a limited circle of investors (as defined in Article L.411-2 and D.411-4 of the French Code monétaire et financier) on the condition that no such offering document nor any other offering material relating to the securities shall be delivered by them to any person or reproduced (in whole or in part). Such “qualified investors” and the limited circle of investors referred to in Article L.411-2II2 are notified that they must act in that connection for their own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-3 of the AMF Regulations and may not re-transfer, directly or indirectly, the securities in France, other than in compliance with applicable laws and regulations and, in particular, those relating to a public offering (which are, in particular, embodied in Articles L.411-1, L.412-1 and L.621-8 et seq. of the French Code monétaire et financier).

You are hereby notified that in connection with the purchase of Class A Common Stock, you must act for your own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-3 of the AMF Regulations and may not re-transfer, directly or indirectly, the securities in France, other than in compliance with applicable laws and regulations and, in particular, those relating to a public offering (which are, in particular, embodied in Articles L.411-1, L.411-2, L.412-1 and L.621-8 et seq. of the French Code monétaire et financier).

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, treasury services, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriters and their respective affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may, at any time, hold, or recommend to clients that they acquire long and/or short positions in such securities and instruments. In particular, in October 2013 the representatives acted as initial purchasers of our 8.5% Senior Notes due 2020 and the underwriters are acting as initial purchasers with respect to our Senior Notes. In addition, affiliates of certain of the underwriters are lenders, and in some cases agents or managers for the lenders, under our Revolving Credit Facility.

LEGAL MATTERS

Latham & Watkins LLP has issued an opinion with respect to the validity of the Class A Common Stock to be offered by the prospectus that accompanies this prospectus supplement. The underwriters are represented by Milbank, Tweed, Hadley & McCloy LLP, Los Angeles, California. The selling stockholder is represented by Gibson, Dunn & Crutcher LLP.

EXPERTS

The consolidated financial statements of William Lyon Homes as of December 31, 2013 and 2012, and for the year ended December 31, 2013, and for the periods from January 1, 2012 through February 24, 2012, and from February 25, 2012 through December 31, 2012, have been incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements contains an explanatory paragraph that states that we entered into a plan of reorganization and emerged from bankruptcy on February 24, 2012, as discussed in notes 2 and 3 to the consolidated financial statements. As a result of the reorganization, we applied fresh start accounting and the consolidated financial information for periods after the reorganization date is presented on a different cost basis than that for the periods before the reorganization and, therefore, is not comparable.

The consolidated financial statements of William Lyon Homes as of December 31, 2011 and for the year then ended, included in the Annual Report on Form 10-K of William Lyon Homes for the year ended December 31, 2013, have been audited by Windes & McClaughry Accountancy Corporation (currently known as Windes, Inc.), an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the reporting requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. Materials that we file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov from which interested persons can electronically access reports, proxy statements and other information relating to SEC registrants, including our Company.

Statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein referring to the contents of any contract or other document are not necessarily complete. Where such contract or other document is listed as an exhibit to the Registration Statement on Form S-3, of which this prospectus supplement and the accompanying prospectus form a part, or any document incorporated by reference therein, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made.

We maintain a website at www.lyonhomes.com. You may access our periodic reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on our website does not constitute part of, and is not incorporated by reference into, this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. The incorporated documents contain significant information about us, our business and our finances. This prospectus supplement incorporates by reference the following documents and reports:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

●	our Current Report on Form 8-K filed on February 27, 2014; and

●	the description of our capital stock included in our registration statement on Form 8-A filed with the SEC on May 15, 2013 and any amendments or reports filed for the purpose of updating such description.

We also specifically incorporate by reference any documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement. The information contained in any such document will automatically be considered part of this prospectus supplement from the date the document is filed with the SEC. Any information contained in this prospectus supplement or in any document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus supplement, in any other document we subsequently file with the SEC that is also incorporated or deemed to be incorporated by reference in this prospectus supplement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus supplement. In no event, however, will any of the information that we “furnish” to the SEC in any current report on Form 8-K or any other report or filing be incorporated by reference into, or otherwise included in, this prospectus supplement.

You may request a copy of any documents incorporated by reference in this prospectus supplement, at no cost, by writing or telephoning us at the following address and telephone number:

William Lyon Homes

Attention: Corporate Secretary

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Tel: (949) 833-3600

PROSPECTUS

William Lyon Homes

15,734,271 Shares of Class A Common Stock Offered by the Selling Stockholders

This prospectus relates to the resale from time to time of up to an aggregate of 15,734,271 shares of our Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), by the selling stockholders named herein, which includes:

•	an aggregate of 8,597,721 shares of our Class A Common Stock initially issued in connection with our Prepackaged Joint Plan of Reorganization (the “Plan”) on February 25, 2012;

•	the maximum number of shares of Class A Common Stock issuable upon conversion of the shares of our Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), issued in connection with the Plan at a conversion rate of one share of Class A Common Stock for each share of Class B Common Stock, which is 3,813,884 shares of Class A Common Stock; and

•	3,322,666 shares of Class A Common Stock initially issued pursuant to a privately negotiated stock issuance that took place on October 12, 2012 (the “Paulson Transaction”),

in each case after giving effect to the common stock recapitalization that occurred in connection with our initial public offering in May 2013. As further described under “Summary—Description of the Transactions” below, certain of the shares of Class A Common Stock offered hereby were initially issued as shares of our previously outstanding Class C Common Stock or Convertible Preferred Stock. In connection with our initial public offering in May 2013, we effected a 1-for-8.25 reverse stock split with respect to each of our Class A Common Stock and Class B Common Stock (the “Reverse Split”), and all of our previously outstanding Class C Common Stock and Convertible Preferred Stock were converted into shares of Class A Common Stock on a one-for-one basis and as automatically adjusted for the Reverse Split (collectively, the “Common Stock Recapitalization”). Unless otherwise specified, all information included in this prospectus gives effect to the Common Stock Recapitalization. We are registering these shares of our Class A Common Stock to satisfy registration rights that we granted in connection with the Plan and the Paulson Transaction, as more fully described elsewhere in this prospectus, and such shares include all remaining outstanding registrable securities under the applicable registration rights agreements.

Our registration of the Class A Common Stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the Class A Common Stock. The selling stockholders may sell all or a portion of the Class A Common Stock through underwriters, broker dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the Class A Common Stock, or both. See “Plan of Distribution” for a more complete description of the ways in which the Class A Common Stock may be sold. Because all of the shares offered under this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which the shares may be sold under this prospectus, which may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price, or at negotiated prices. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Our Class A Common Stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “WLH.” On March 11, 2014, the last reported sale price of our Class A Common Stock on the NYSE was $29.93 per share.

Investing in our Class A Common Stock involves risks. You should carefully consider the section entitled “Risk Factors” beginning on page 4 of this prospectus and the “Risk Factors” sections in any applicable prospectus supplement and in the documents incorporated or deemed incorporated by reference in this prospectus or any applicable prospectus supplement before investing in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 12, 2014.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf process, the selling stockholders named under the heading “Selling Stockholders” in this prospectus may, from time to time, sell up to 15,734,271 shares of our Class A Common Stock. Specific information about the terms of an offering will be, if required, included in a prospectus supplement relating to such offering of shares. The prospectus supplement may also add, update or change information included in this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement, on the other hand, you should rely on the information in the prospectus supplement.

You should read this prospectus, any prospectus supplement, any documents that we incorporate by reference in this prospectus and in any prospectus supplement, and the additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information contained in this prospectus is current only as of its date.

Unless the context indicates otherwise, as used in this prospectus, references to the “Company,” “we,” “us,” and “our,” and similar expressions, refer to William Lyon Homes, a Delaware corporation, and its subsidiaries. In addition, “Parent” refers to William Lyon Homes and “California Lyon” refers to William Lyon Homes, Inc., a California corporation and wholly owned subsidiary of Parent.

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SUMMARY

Our Company

We are one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, we are primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada and Colorado. Our core markets include Orange County, Los Angeles, San Diego, the San Francisco Bay Area, Phoenix, Las Vegas and Denver. We have a distinguished legacy of more than 57 years of homebuilding operations, over which time we have sold in excess of 76,000 homes. We have a proven expertise in understanding the needs of our homebuyers and tailoring our product offerings to meet such needs, which allows us to maximize the yield on our land investments by pairing product with market demand. We build and sell across a diverse range of product lines at a variety of price points with an emphasis on sales to entry-level, first-time move-up and second-time move-up homebuyers. We are committed to achieving the highest standards in design, quality and customer satisfaction and have received numerous industry awards and commendations throughout our operating history recognizing our achievements.

Corporate Information and History

Our predecessor, The Presley Companies, or Presley, was formed in 1956. In 1987, General William Lyon purchased 100% of the stock of Presley, which subsequently went public in 1991 and was listed on The New York Stock Exchange, or the NYSE, under the symbol “PDC.” In 1999, Presley acquired William Lyon Homes, Inc., a California corporation, and changed its name to William Lyon Homes and its ticker symbol to “WLS.” The Company was subsequently taken private in 2006 by way of a tender offer by General William Lyon for the shares of the Company that were then publicly owned.

In May 2013, we completed our initial public offering, and shares of our Class A Common Stock began trading on the NYSE under the ticker symbol “WLH.” Today, our principal executive offices are located at 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660 and our telephone number is (949) 833-3600. Our website address is www.lyonhomes.com. Information contained on the Company’s website is not a part of this prospectus and the inclusion of the website address in this prospectus is an inactive textual reference only. We were incorporated in the State of Delaware on July 15, 1999.

Description of the Transactions

The shares of our Class A Common Stock covered by this prospectus are owned by the selling stockholders named herein, including entities affiliated with Luxor Capital Group LP, or Luxor, an investment vehicle managed by affiliates of Paulson & Co. Inc., or Paulson, Lyon Shareholder 2012, LLC, or Lyon LLC, and The William Harwell Lyon Separate Property Trust established July 28, 2000, or the Lyon Trust. The number and class of shares covered by this prospectus gives effect to the Common Stock Recapitalization, as further described below. This “Description of the Transactions” section describes the transactions pursuant to which the selling stockholders acquired beneficial ownership of the shares offered hereby, and historical references prior to May 2013, including share numbers and class references, are for background purposes only and do not reflect the Common Stock Recapitalization, as further described below.

The Plan

On December 19, 2011, Parent and certain of its subsidiaries filed voluntary petitions, or the Chapter 11 Petitions, under Chapter 11 of Title 11 of the United States Code, as amended, or the Bankruptcy Code, in the U.S. Bankruptcy Court for the District of Delaware, or the Bankruptcy Court, to seek approval of the Prepackaged Joint Plan of Reorganization, or the Plan, of Parent and certain of its subsidiaries. The sole purpose of the Chapter 11 Petitions was to restructure the debt obligations and strengthen the balance sheet of Parent and certain of its subsidiaries. On February 10, 2012, the Bankruptcy Court confirmed the Plan. On February 25, 2012, Parent and certain of its subsidiaries consummated the principal transactions contemplated by the Plan.

In connection with the Plan, and in relevant part, entities affiliated with Luxor acquired 21,427,135 shares of Class A Common Stock, 15,445,838 shares of our previously outstanding Class C Common Stock and 61,509,204 shares of our previously outstanding Convertible Preferred Stock. Nathaniel Redleaf has served in an analyst capacity at Luxor since 2006, and currently serves on our board of directors.

Also in connection with the Plan, Lyon LLC acquired 31,464,548 shares of Class B Common Stock and a warrant to purchase an additional 15,737,294 shares of Class B Common Stock, or the Class B Warrant. Lyon LLC is now managed by William H. Lyon and all interests in Lyon LLC are held for the benefit of William H. Lyon. The Lyon Trust separately acquired 24,199 shares of Parent’s Class A Common Stock and $40,000 in aggregate principal amount of California Lyon’s previously outstanding notes issued in connection with the Plan in exchange for prepetition notes held by the Lyon Trust. William H. Lyon currently serves as our Chief Executive Officer and as a member of our board of directors. General William Lyon is the father of William H. Lyon and currently serves as our Executive Chairman and as Chairman of our board of directors.

Paulson Transaction

On October 12, 2012, we entered into a Subscription Agreement, or the Subscription Agreement, with WLH Recovery Acquisition LLC, a Delaware limited liability company and investment vehicle managed by affiliates of Paulson, or Acquisition LLC, pursuant to which we issued to Acquisition LLC (i) 15,238,095 shares of our Class A Common Stock and (ii) 12,173,913 shares of our previously outstanding Convertible Preferred Stock. We refer to the entry into the Subscription Agreement and the related issuances of Class A Common Stock and Convertible Preferred Stock as the “Paulson Transaction.” Michael Barr currently serves as the Portfolio Manager for the Paulson Real Estate Funds and is a partner in Paulson, and currently serves as a member of our board of directors.

Registration Rights Agreements

On the effective date of the Plan, we entered into registration rights agreements with each of the holders of our Class A Common Stock, our Class B Common Stock and our previously outstanding Class C Common Stock and Convertible Preferred Stock. We refer to these agreements collectively as the “Registration Rights Agreements.” On October 12, 2012, in connection with the Paulson Transaction, the agreements with the holders of the Class A Common Stock and the holders of the Convertible Preferred Stock and Class C Common Stock were amended to include in such agreements the shares issued to Paulson so that Paulson may become a party to such agreements with equal rights, benefits and obligations as the other stockholders who are parties thereto.

Initial Public Offering and Common Stock Recapitalization

In connection with our initial public offering in May 2013, we effected a 1-for-8.25 reverse stock split with respect to each of our Class A Common Stock and Class B Common Stock, and all of our previously outstanding shares of Class C Common Stock and Convertible Preferred Stock were converted into shares of Class A Common Stock on a one-for-one basis and as automatically adjusted for the reverse stock split. We refer to the reverse stock split and the conversion of our outstanding shares of Class C Common Stock and Convertible Preferred Stock collectively as the “Common Stock Recapitalization.” The Class B Warrant was also amended to extend the term from five years to ten years, and the Class B Warrant will now expire on February 24, 2022. In addition, Luxor participated as a selling stockholder in our initial public offering, and sold an aggregate of 2,827,500 shares in such offering, after giving effect to the Common Stock Recapitalization and including the underwriters’ exercise of their overallotment option.

The Registration Rights Agreements described above continue to apply to shares of Class A Common Stock issued upon conversion of the shares of Class C Common Stock and Convertible Preferred Stock in connection with the Common Stock Recapitalization, and apply to the shares of Class A Common Stock issuable upon conversion of the Class B Common Stock, so long as such shares continue to qualify as “registrable securities” as defined therein.

RISK FACTORS

An investment in any Class A Common Stock offered pursuant to this prospectus involves risks. You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, incorporated by reference herein, before making an investment decision. For more information, see “Where You Can Find More Information” in this prospectus. In addition, please read “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents that we incorporate by reference in each contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act). Also, documents we subsequently file with the SEC and incorporate by reference will contain forward-looking statements.

Investors are cautioned that this prospectus and any accompanying prospectus supplement contain forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes” and similar expressions constitute forward-looking statements. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and our possible future actions, which may be provided by management, are also forward-looking statements. Forward-looking statements are based upon expectations and projections about future events and are subject to assumptions, risks and uncertainties about, among other things, our business, economic and market factors and the homebuilding industry.

Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a number of factors. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include, but are not limited to, worsening in general economic conditions either nationally or in regions in which we operate, worsening in markets for residential housing, decline in real estate values resulting in further impairment of our real estate assets, volatility in the banking industry and credit markets, terrorism or other hostilities involving the United States, whether an ownership change occurred that could, under certain circumstances, have resulted in the limitation of our ability to offset prior years’ taxable income with net operating losses, changes in mortgage and other interest rates, changes in generally accepted accounting principles or interpretations of those principles, changes in prices of homebuilding materials, the availability of labor and homebuilding materials, adverse weather conditions, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, changes in governmental laws and regulations, inability to comply with financial and other covenants under our debt instruments, whether we are able to refinance the outstanding balances of our debt obligations at their maturity, anticipated tax refunds, limitations on our ability to utilize our tax attributes, limitations on our ability to reverse any remaining portion of our valuation allowance with respect to our deferred tax assets, the timing of receipt of regulatory approvals and the opening of projects and the availability and cost of land for future development. These and other risks and uncertainties are more fully described in the section entitled “Risk Factors,” as well as those factors or conditions described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case in our annual report on Form 10-K for the year ended December 31, 2012 and in subsequent filings with the SEC incorporated by reference in this prospectus. Our past performance or past or present economic conditions in our housing markets are not indicative of future performance or conditions. Investors are urged not to place undue reliance on forward-looking statements. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time unless required by federal securities laws.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the Class A Common Stock registered hereby. We will not receive any proceeds.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the number of shares of registrable stock owned by each selling stockholder that may be offered pursuant to this prospectus, which represents all remaining outstanding registrable securities under the Registration Rights Agreements. The selling stockholders acquired the registrable stock offered hereby in connection with the Plan or the Paulson Transaction, as applicable and as described more fully elsewhere in this prospectus.

The information set forth in the table below is based on information provided by or on behalf of the selling stockholders. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling stockholders may offer all, some or none of their shares of Class A Common Stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Class A Common Stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of all or a portion of their Class A Common Stock since the date on which they provided the information set forth in the table below.

The following table sets forth information with respect to the beneficial ownership of our common stock held as of March 10, 2014 by the selling stockholders, the number of shares of Class A Common Stock being offered hereby and information with respect to common stock to be beneficially owned by the selling stockholders assuming all the shares of Class A Common Stock registered hereunder are sold. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the shares. Except as indicated by footnote, we believe that each stockholder identified in the table possesses sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder.

Certain information regarding relationships between the selling stockholders and us is set forth following the table below and elsewhere in this prospectus.

		Shares of common stock beneficially owned immediately prior to this offering				Maximum number of shares of Class A Common Stock offered(6)	Shares of common stock beneficially owned after sale of maximum number of shares that may be offered in this offering(6)
Name of Selling Stockholder	Class A(1)	Percent of Class(2)	Class B(3)	Percent of Class(4)	Percent of Total Voting Power(5)		Class A	Percent of Class	Class B	Percent of Class	Percent of Total Voting Power

Luxor Capital II Company LLC(7)	4,054,328	14.8%	—	—	8.7%	4,054,328	—	—	—	—	—

Luxor Capital Partners, LP(8)	3,047,718	11.1%	—	—	6.6%	3,047,718	—	—	—	—	—

Luxor Spectrum Offshore Master Fund, LP(9)	337,467	1.2%	—	—	*	337,467	—	—	—	—	—

Luxor Wavefront, LP(10)	949,403	3.5%	—	—	2.0%	949,403	—	—	—	—	—

OC 19 Master Fund, L.P. – LCG(11)	205,872	*	—	—	*	205,872	—	—	—	—	—

WLH Recovery Acquisition LLC(12)(13)	3,322,666	12.1%	—	—	7.2%	3,322,666	—	—	—	—	—

Lyon Shareholder 2012, LLC(14)		—	5,721,434(16)	100%	51.1%	3,813,884	—	—	1,907,550	100%	23.4%

The William Harwell Lyon Separate Property Trust(15)	2,933	*	—	—	*	2,933	—	—	—	—	—

*	Denotes less than 1.0%.
(1)	The information set forth in the table with respect to current ownership of Class A Common Stock does not reflect the shares of Class A Common Stock that are issuable upon conversion of the shares of Class B Common Stock listed in the table.
(2)	The percentage of shares beneficially owned is computed on the basis of 27,360,058 shares of our Class A Common Stock outstanding as of March 10, 2014.
(3)	Each share of Class B Common Stock is convertible into one share of Class A Common Stock at any time at the option of the holder. In addition, each share of Class B Common Stock shall convert automatically into one share of Class A Common Stock upon transfer, other than to certain specified individuals and entities.
(4)	The percentage of shares beneficially owned is computed on the basis of 3,813,884 shares of our Class B Common Stock outstanding as of March 10, 2014.
(5)	Except as otherwise required by law, each holder of Class A Common Stock is entitled to one vote per share, and each holder of Class B Common Stock is entitled to five votes per share, with holders of Class A Common Stock and holders of Class B Common Stock voting together as a single class.
(6)	Assumes that the selling stockholders dispose of all the shares of Class A Common Stock covered by this prospectus and do not acquire ownership of any additional shares of Class A Common Stock. The registration of these shares of Class A Common Stock does not necessarily mean that the selling stockholders will sell all or any portion of the Class A Common Stock covered by this prospectus.
(7)

Luxor acts as the investment manager of Luxor Capital II Company. Luxor Management, LLC is the general partner of Luxor Capital Group, LP. Christian Leone is the managing member of Luxor Management, LLC. Luxor, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by Luxor Capital II Company. The address of Luxor is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor. Pursuant to a stockholder agreement entered into in May 2013, or the Stockholder Agreement, Luxor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and Paulson.
(8)	Luxor acts as the investment manager of Luxor Capital Partners LP. Luxor Management, LLC is the general partner of Luxor. Christian Leone is the managing member of Luxor Management, LLC. Luxor, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by Luxor Capital Partners LP. The address of Luxor is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor. Pursuant to the Stockholder Agreement, Luxor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and Paulson.
(9)	Luxor acts as the investment manager of Luxor Spectrum Offshore Master Fund LP. Luxor Management, LLC is the general partner of Luxor. Christian Leone is the managing member of Luxor Management, LLC. Luxor, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by Luxor Spectrum Offshore Master Fund LP. The address of Luxor is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor. Pursuant to the Stockholder Agreement, Luxor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and Paulson.
(10)	Luxor acts as the investment manager of Luxor Wavefront LP. Luxor Management, LLC is the general partner of Luxor. Christian Leone is the managing member of Luxor Management, LLC. Luxor, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by Luxor Wavefront LP. The address of Luxor is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor. Pursuant to the Stockholder Agreement, Luxor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and WLH Recovery Acquisition LLC.
(11)	Luxor acts as the investment manager of OC 19 Master Fund, L.P.-LCG. Luxor Management, LLC is the general partner of Luxor. Christian Leone is the managing member of Luxor Management, LLC. Luxor, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by OC 19 Master Fund LP-LCG. The address of Luxor is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor. Pursuant to the Stockholder Agreement, Luxor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and WLH Recovery Acquisition LLC.
(12)	WLH Recovery Acquisition LLC, a Delaware limited liability company, or Acquisition LLC, acquired these shares in connection with the Paulson Transaction in October 2012. Paulson is an investment advisor registered under the Investment Advisors Act of 1940 that furnishes investment advice and manages various onshore and offshore investment funds and separately managed accounts, or, collectively, the Funds. Acquisition LLC is one of the Funds. In its role as investment advisor and manager of the Funds, Paulson possesses voting and/or investment power over the shares owned by the Funds. As the President and sole Director of Paulson, John Paulson may be deemed to have voting and/or investment power over such shares. The address for the Funds is c/o Paulson & Co. Inc., 1251 Avenue of the Americas, NY, NY 10020. Michael Barr, a member of our board of directors, currently serves as Portfolio Manager for the Paulson Real Estate Funds, which are affiliates of Paulson, and is also a partner in Paulson, which he joined in 2008. Pursuant to the Stockholder Agreement, Acquisition LLC has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and Luxor.
(13)	Paulson has advised us that it is an affiliate of a limited purpose broker-dealer registered pursuant to Section 15 of the Exchange Act. Paulson has advised us that it acquired the securities being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

(14)	Lyon LLC holds (i) 3,813,884 shares of Class B Common Stock and (ii) the Class B Warrant to purchase 1,907,550 shares of Class B Common Stock. The Class B Warrant is immediately exercisable and expires on February 24, 2022. Neither the shares of Class B Common Stock underlying the Class B Warrant nor the shares of Class A Common Stock that may be issued upon conversion of such shares of Class B Common Stock underlying the Class B Warrant are being registered by the registration statement of which this prospectus is a part. The Class A Common Stock offered by Lyon LLC represents the Class A Common Stock issuable upon conversion of the shares of Class B Common Stock held by Lyon LLC, which is 3,813,884 shares of Class A Common Stock. The members of Lyon LLC are the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 1 established December 24, 2012, the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 2 established December 24, 2012 and the Lyon Trust, the Trustee of each of which is William H. Lyon (our Chief Executive Officer and one of our directors). The manager of Lyon LLC is William H. Lyon. William H. Lyon may be deemed to have voting and investment power of the securities held by Lyon LLC. William H. Lyon disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address of Lyon LLC is 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660. Pursuant to the Stockholder Agreement, Lyon LLC has agreed to vote its shares in favor of a certain number of director nominees supported by Luxor and Paulson.
(15)	Represents 2,933 shares of Class A Common Stock held by the Lyon Trust. William H. Lyon (our Chief Executive Officer and one of our directors) is Trustee of the trust and holds voting and dispositive power over these shares. William H. Lyon disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein.
(16)	Represents (i) 3,813,884 shares of Class B Common Stock and (ii) the Class B Warrant to purchase 1,907,550 shares of Class B Common Stock.

Relationships Between the Selling Stockholders and Us

Transactions with Certain Beneficial Owners

For a description of the transactions pursuant to which each of the selling stockholders acquired the shares of Class A Common Stock covered in this prospectus, see “Summary—Description of the Transactions.”

In October 2013, California Lyon acquired certain finished and unfinished lots at a master planned community located in Aurora, Colorado, for a cash purchase price of approximately $20.0 million, from an entity managed by an affiliate of Paulson. WLH Recovery Acquisition LLC, which is affiliated with, and managed by affiliates of, Paulson, holds over 5% of our outstanding Class A Common Stock. California Lyon participated in a competitive bidding process for the lots and we believe that the acquisition was on terms no less favorable than it would have agreed to with unrelated parties. The transaction was approved by the audit committee of our board of directors and by our full board of directors, with the exception of Mr. Barr, who recused himself from the vote because of his affiliation with Paulson. Mr. Barr currently serves as Portfolio Manager for the Paulson Real Estate Funds, which are affiliates of Paulson, where he is responsible for all aspects of the real estate private equity business. Mr. Barr is also a partner in Paulson, which he joined in 2008.

Agreements with Entities Controlled by General William Lyon and William H. Lyon

For the years ended December 31, 2013, 2012 and 2011, we incurred reimbursable on-site labor costs of $15,000, $303,000 and $318,000, respectively, for providing customer service to real estate projects developed by entities controlled by General William Lyon and William H. Lyon, of which $13,000 and $7,000 was due to us at December 31, 2013 and 2012, respectively, all of which has been paid. We earned fees of $157,000 and $130,000, respectively, for tax and accounting services performed for entities controlled by General William Lyon and William H. Lyon during the years ended December 31, 2012 and 2011. Since 2012, we have not performed any tax and accounting services for entities controlled by General William Lyon or William H. Lyon, nor do we expect to perform any such services in the future.

We earned fees of $232,000 and $362,000 during the years ended December 31, 2012 and 2011, respectively, related to a Human Resources and Payroll Services contract between California Lyon and an entity controlled by General William Lyon and William H. Lyon. Effective April 1, 2011, this contract was amended to provide for a payment by the affiliate to us of a base monthly fee of $21,335 and a variable monthly fee equal to $23 multiplied by the number of active employees employed by such entity (which initially resulted in a variable monthly fee of approximately $8,000). The amended contract also provided that we would be reimbursed by such affiliate for a pro rata share of any bonuses paid to our Human Resources staff (other than any bonus paid to the Vice President of Human Resources). We believe that the compensation paid to us for the services provided to the affiliate was at a market rate of compensation, and that as a result of the fees paid to us under this contract, the overall cost to us of our Human Resources department was reduced. This contract expired on August 31, 2012 and was not renewed. Any future services provided to the affiliate will be on an as needed basis and will be paid for based on an hourly rate.

Rent Paid to a Trust of which William H. Lyon is the Sole Beneficiary

In each of the years ended December 31, 2012 and 2011, we incurred charges of approximately $0.8 million related to rent on our former corporate office, which is owned by two trusts of which William H. Lyon is the sole beneficiary. For the year ended December 31, 2013, we made rental payments totaling approximately $0.2 million. The lease expired in March 2013 and we have since relocated our corporate office upon expiration of the lease. We entered into a lease for the new location with an unrelated third party.

Note Receivable from Sale of Aircraft

Presley CMR, Inc., a California corporation, or Presley CMR, and wholly owned subsidiary of California Lyon, entered into an Aircraft Purchase and Sale Agreement, or the PSA, with an affiliate of General William Lyon to sell the aircraft, owned by us. The PSA provides for an aggregate purchase price for the aircraft of $8.3 million (which value was the appraised fair market value of the aircraft), which consists of: (i) cash in the amount of $2.1 million that was paid at closing and (ii) a promissory note from the affiliate in the amount of $6.2 million. The note is secured by the aircraft. As part of our fresh start accounting, the note was adjusted to its fair value of $5.2 million. The discount on the fresh start adjustment is amortized over the remaining life of the note. The note requires semiannual interest payments to California Lyon of approximately $132,000. The note is due in September 2016.

Amendment to Warrant

In connection with the Plan, we issued the Class B Warrant to an entity controlled by William H. Lyon, one of our directors and our Chief Executive Officer. Pursuant to the Class B Warrant, the entity controlled by Mr. Lyon may purchase up to 1,907,550 shares of our Class B Common Stock at $17.08 per share (after giving effect to the Common Stock Recapitalization). The original term of the Class B Warrant was five years, and it would expire on February 24, 2017. In connection with the adoption of the Certificate of Incorporation, the Class B Warrant has been amended to extend the term to 10 years, and the Class B Warrant will now expire on February 24, 2022.

Certain Family Relationships

William H. Lyon, one of our directors and our Chief Executive Officer, is the son of General William Lyon. General William Lyon serves as Executive Chairman and Chairman of our board of directors.

PLAN OF DISTRIBUTION

We are registering 15,734,271 shares of Class A Common Stock for possible sale by the selling stockholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above and their successors, which term includes their transferees, pledgees or donees or their successors.

The selling stockholders may offer and sell all or a portion of the Class A Common Stock covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	in underwritten transactions;

•	on the NYSE, in the over-the-counter market or on any other national securities exchange or quotation service on which our shares are then listed or traded;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	with broker-dealers who may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may decide not to sell the Class A Common Stock described in this prospectus. We cannot assure holders that any selling stockholder will use this prospectus to sell any or all of the Class A Common Stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling stockholder may transfer, devise or gift the Class A Common Stock by other means not described in this prospectus.

The selling stockholders may sell the Class A Common Stock at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the Class A Common Stock from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our Class A Common Stock on the NYSE or any other exchange or market. The selling stockholders may sell the Class A Common Stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commission from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

In connection with the sale of the Class A Common Stock described in this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of Class A Common Stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the Class A Common Stock short and deliver these securities to close out such short positions, or loan or pledge the Class A Common Stock or the notes to broker-dealers who in turn may sell these securities.

The aggregate proceeds to the selling stockholders from the sale of the Class A Common Stock offered by them hereby will be the purchase price of the Class A Common Stock less discounts and commissions, if any.

Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

In order to comply with the securities laws of some states, if applicable, the Class A Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Class A Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders may be, and any broker-dealers or agents that participate in the sale of the Class A Common Stock will be, deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the Class A Common Stock by selling stockholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling stockholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.

Upon our notification by the selling stockholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of Class A Common Stock through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the number of shares of Class A Common Stock to be offered and sold;

•	the names of the selling stockholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling stockholders.

Pursuant to the Registration Rights Agreements, we have agreed to indemnify in certain circumstances the selling stockholders against certain liabilities, including certain liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling stockholders may indemnify any underwriter or broker-dealer that participates in transactions involving the sale of shares of Class A Common Stock against certain liabilities, including liabilities arising under the Securities Act.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following discussion is a summary of the material United States federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of the Class A Common Stock offered pursuant to this prospectus. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws, including Medicare taxes imposed on net investment income. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this prospectus. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of Class A Common Stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase shares of our Class A Common Stock offered pursuant to this prospectus and who hold our Class A Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	“S” corporations, partnerships or other pass-through entities;

•	traders in securities that elect to mark to market;

•	holders subject to the alternative minimum tax;

•	regulated investment companies and real estate investment trusts;

•	broker-dealers or dealers in securities or currencies;

•	United States expatriates;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax; or

•	persons holding our stock as a hedge against currency risks or as a position in a straddle.

If an entity treated as a partnership for United States federal income tax purposes holds shares of our Class A Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of our Class A Common Stock and the partners in such partnerships should consult their tax advisors regarding the United States federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our Class A Common Stock that is neither a “U.S. person” nor an entity treated as a partnership for United States federal income tax purposes. A U.S. person is any person that, for United States federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state or in the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

Distributions on Our Class A Common Stock

If we make cash or other property distributions on our Class A Common Stock, such distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its Class A Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or other taxable disposition of our Class A Common Stock.

Subject to the discussion below on effectively connected income, dividends paid to a non-U.S. holder will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate under an applicable income tax treaty. This certification must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. If a non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, who then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from the United States federal withholding tax described above. To claim the exemption, the non-U.S. holder must generally furnish to the applicable withholding agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to United States federal income tax on a net income basis at the regular graduated rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Dispositions of Our Class A Common Stock

Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of the Class A Common Stock, unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•	such Class A Common Stock constitutes a “United States real property interest,” or USRPI, within the meaning of the Foreign Investment in Real Property Tax Act, or FIRPTA, by reason of our status as a “United States real property holding corporation,” or USRPHC, for United States federal income tax purposes.

Gain described in the first bullet point above generally will be subject to United States federal income tax on a net income basis at the regular graduated rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed United States federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are and will remain a USRPHC for United States federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other trade or business assets and our foreign real property interests, it is possible we may not remain a USRPHC in the future. Even though we believe we are a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our Class A Common Stock will not be subject to United States federal income tax if such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually or constructively, 5% or less of such class of our common stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder’s holding period for such common stock. Although no assurance can be provided, we anticipate our Class A Common Stock will be considered regularly traded on an established securities market.

If gain on the sale or other taxable disposition of our Class A Common Stock were subject to taxation under FIRPTA as a sale of USRPI, the non-U.S. holder would be subject to regular United States federal income tax with respect to such gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale or other taxable disposition of our Class A Common Stock is subject to tax under FIRPTA, and if shares of our Class A Common Stock are not “regularly traded” on an established securities market, the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price unless an exception applies.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Backup Withholding Tax and Information Reporting

We must report annually to each non-U.S. holder of our Class A Common Stock and to the IRS the amount of dividends paid to such holder and the amount of any tax withheld with respect to those payments. These information reporting requirements apply even if no withholding was required because the payments were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under an applicable income tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to dividends paid to a non-U.S. holder of the Class A Common Stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is not an exempt recipient.

In addition, proceeds of the sale or other taxable disposition of our Class A Common Stock within the United States or conducted through certain United States-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-United States office of a non-United States broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Class A Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury regulations and IRS guidance, withholding under FATCA generally will apply to payments of dividends on our Class A Common Stock made on or after July 1, 2014 and to payments of gross proceeds from the sale or other disposition of our Class A Common Stock on or after January 1, 2017.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A Common Stock.

DESCRIPTION OF CAPITAL STOCK

The following is a general description of the terms and provisions of our Third Amended and Restated Certificate of Incorporation, or the Certificate of Incorporation, and our Amended and Restated Bylaws, or the bylaws, and applicable provisions of law, in each case as currently in effect on the date of this prospectus. The following description is only a summary of the material provisions of our capital stock, the Certificate of Incorporation and the bylaws and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Certification of Incorporation and the bylaws. The Certificate of Incorporation and the bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 190,000,000 shares, 150,000,000 of which are designated as Class A Common Stock with a par value of $0.01 per share, 30,000,000 of which are designated as Class B Common Stock with a par value of $0.01 per share and 10,000,000 of which are designated as preferred stock with a par value of $0.01 per share. As of March 10, 2014, there were 27,360,058 shares of Class A Common Stock outstanding, 3,813,884 shares of Class B Common Stock outstanding and no shares of preferred stock outstanding. We have reserved an aggregate of 3,636,363 shares of Class A Common Stock for issuance to our current and future directors, employees and consultants pursuant to the William Lyon Homes 2012 Equity Incentive Plan. In addition, 1,907,550 shares of Class B Common Stock are issuable upon exercise of a warrant currently held by Lyon LLC.

Common Stock

The Certificate of Incorporation divides our common stock into two classes of common stock, Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock and Class B Common Stock have identical rights, except with respect to certain voting, conversion and preemptive rights as further described below. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock. Holders of our common stock have no preference, exchange, sinking fund, redemption or appraisal rights and, except as provided below, have no preemptive rights to subscribe for any of our securities.

Voting. On all matters on which the holders of our common stock are entitled to vote, prior to the conversion of all outstanding shares of our Class B Common Stock, each share of Class A Common Stock is entitled to one vote per share, while our Class B Common Stock is entitled to five votes per share. Following the conversion of all outstanding shares of our Class B Common Stock, each share of common stock is entitled to one vote per share.

Mandatory Conversion of Class B Common Stock. Each share of Class B Common Stock will automatically convert into one share of Class A Common Stock if a majority of the shares of Class B Common Stock then-outstanding vote in favor of such conversion. If, at any time, any share of Class B Common Stock is not owned, beneficially or of record, by either General William Lyon or William H. Lyon, their siblings, spouses and lineal descendants (including by step-, adoptive and similar relationships), any entities wholly owned by one or more of the foregoing persons, or any trusts or other estate planning vehicles for the benefit of any of the foregoing, then such share of Class B Common Stock will automatically convert into one share of Class A Common Stock.

Optional Conversion of Class B Common Stock. Holders of Class B Common Stock may elect at any time to convert any or all of their shares into Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock.

Status of Converted Class B Common Stock. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock, the shares of Class B Common Stock will be cancelled and will no longer be issuable by us.

Dividend Rights. Subject to applicable law, any contractual restrictions and the rights of the holders of any outstanding series of preferred stock, if any, holders of our common stock are entitled to receive such dividends and other distributions that our board of directors may declare from time to time in its sole discretion. Additionally, the payment of cash dividends is subject to certain restrictions under the terms of the agreements governing our debt. Any dividends declared by the board of directors on a share of our common stock will be declared in equal amounts with respect to each share of every class of common stock. If dividends are declared on our common stock that are payable in shares of common stock, or securities convertible into, or exercisable or exchangeable for our common stock, the dividends payable to the holders of each class of our common stock will be paid only in kind for the same class of common stock (or in securities convertible into, or exercisable or exchangeable for in kind shares) and such dividends will be paid in the same number of shares (or fraction thereof) of common stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on an in kind per share basis).

Liquidation Rights. Upon our dissolution, liquidation or winding up, whether voluntary or involuntary, subject to the rights of the holders of any outstanding series of preferred stock, if any, and after payments on our debts and other liabilities, holders of our common stock are entitled to receive our assets available for distribution to our stockholders ratably in proportion to the number of shares of Class A Common Stock that such holders would have held if all shares of Class B Common Stock were converted into Class A Common Stock prior to any such dissolution, liquidation or winding up.

Preemptive Rights. The Certificate of Incorporation provides that, for so long as any shares of Class B Common Stock remain outstanding, in the event we issue new shares of Class A Common Stock (including upon the exchange or conversion of securities exchangeable for or convertible into shares of Class A Common Stock or upon the exercise of warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire shares of Class A Common Stock), subject to certain exceptions, the holders of our Class B Common Stock shall have the option to purchase from us new shares of Class B Common Stock up to the amount needed to maintain their then-existing voting percentage ownership, after giving effect to the issuance. Such shares of Class B Common Stock will be acquired at the same cash price per share of Class B Common Stock as the price per share of Class A Common Stock sold by us in connection with such issuance of shares of Class A Common Stock (or, in the case of shares of Class A Common Stock issued upon the exchange or conversion of securities exchangeable for or convertible into shares of Class A Common Stock or upon the exercise of warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire shares of Class A Common Stock, a price equal to the per share price of the Class A Common Stock at the close of business on the date of such grant or issuance) or, if the price to be paid by a purchaser is consideration other than cash, then at a cash price that is substantially equal in value to such other consideration as determined in good faith by our board of directors (which determination shall be final and binding on all interested parties).

Preferred Stock

The Certificate of Incorporation authorizes our board of directors, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock may have the effect of decreasing the market price of our Class A Common Stock, may adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Charter and Bylaw Provisions

Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, or the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a merger or other business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

(1) prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to certain exclusions; or

(3) on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines an “interested stockholder” as:

(1) any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation;

(2) any entity or person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and

(3) the affiliates or associates of any such entities or persons.

The provisions of Section 203 of the DGCL described above could have the following effects on us, among others:

(1) delaying, deferring or preventing a change in control;

(2) delaying, deferring or preventing the removal of existing management;

(3) deterring potential acquirers from making an offer to our stockholders; and

(4) limiting any opportunity of our stockholders to realize premiums over prevailing market prices of the common stock in connection with offers by potential acquirers.

This could be the case even if a majority of our stockholders might benefit from a change of control or offer.

Special Meetings of Stockholders. The Certificate of Incorporation provides that special meetings of the stockholders may be called by our board of directors, the Chairman of the Board, the Chief Executive Officer, or the lead independent director and not by stockholders.

No Action by Written Consent. The Certificate of Incorporation provides that all actions to be taken by holders of our common stock must be taken at a special or annual meeting, and not by written consent.

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Classified Board; Election and Removal of Directors. Upon the conversion of all outstanding shares of our Class B Common Stock into Class A Common Stock, our board of directors will be divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of such directors. The board of directors is authorized to assign members of the board of directors already in office to their respective class. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. In addition, once our board of directors is divided into three classes, the removal of any of our directors without cause will require the approval of at least 66 2/3% of the voting power of our then-outstanding shares of stock entitled to vote thereon, voting as a single class. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Conflicts of Interest. Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our non-employee directors. The Certificate of Incorporation provides that, to the fullest extent permitted by law, each of our directors who is not also one of our officers or employees (along with his or her respective affiliates) will have no duty to refrain from: (i) engaging in the same or similar activities or lines of business in which we or our affiliates now engage or in which we propose to engage; or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Certificate of Incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Amendment of Bylaws. The amendment, alteration, repeal or rescission of our bylaws by our stockholders requires approval by holders of at least 66 2/3% of the voting power of our then-outstanding voting stock, voting as a single class.

Amendment of Certificate of Incorporation. The amendment, repeal or rescission of the Certificate of Incorporation requires approval by holders of at least 66 2/3% of the voting power of our then-outstanding voting stock, voting as a single class.

Choice of Forum. The Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, the Certificate of Incorporation, our bylaws or any action asserting a claim against us governed by the internal affairs doctrine.

Registration Rights Agreements

As described elsewhere in this prospectus, on the effective date of the Plan, we entered into the Registration Rights Agreements. On October 12, 2012, we consummated the Paulson Transaction, as described elsewhere in this prospectus. In connection with the Paulson Transaction, the agreements with the holders of the Class A Common Stock and the holders of the Convertible Preferred Stock and Class C Common Stock were amended to include in such agreements the shares issued to Paulson so that Paulson may become a party to such agreements with equal rights, benefits and obligations as the other stockholders who are parties thereto. In connection with the Common Stock Recapitalization described elsewhere in this prospectus, all of our previously outstanding shares of Class C Common Stock and Convertible Preferred Stock were converted into shares of Class A Common Stock. The Registration Rights Agreements continue to apply to shares of Class A Common Stock issued upon conversion of the shares of Class B Common Stock, Class C Common Stock and Convertible Preferred Stock, as applicable, as such shares of Class A Common Stock continue to qualify as “registrable securities” as defined in such agreements. Pursuant to the Registration Rights Agreements, we prepared and filed, at our expense, a registration statement covering the resale of certain shares of our capital stock issued in connection with the Plan, and we are further required to use commercially reasonable efforts to maintain an effective registration statement for a shelf registration covering such resale. We are also filing the registration statement of which this prospectus forms a part pursuant to such contractual obligations described above.

The Registration Rights Agreements do not provide for any cash penalties, liquidated damages or other specific penalties resulting from delays in registering the securities covered by each of the agreements. The holders of the securities covered by the Registration Rights Agreements have the right to pursue an injunction in order to prevent a breach and to enforce their rights under the Registration Rights Agreements. We may be required to pay reasonable legal fees and expenses incurred in connection with such enforcement proceedings.

Limitation of Liability and Indemnification Matters

We have entered into indemnification agreements with certain of our executive officers and each of our directors pursuant to which we have agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our executive officers and directors pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

National Market Listing

Our Class A Common Stock is listed on the NYSE under the symbol “WLH.”

LEGAL MATTERS

Latham & Watkins LLP has issued an opinion with respect to the validity of the Class A Common Stock to be offered by this prospectus. If the shares of Class A Common Stock offered by this prospectus are distributed in an underwritten offering or through agents, certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of William Lyon Homes as of December 31, 2012 and for the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through December 31, 2012, incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report covering the December 31, 2012 consolidated financial statements contains an explanatory paragraph that states that we entered into a plan of reorganization and emerged from bankruptcy on February 24, 2012, as discussed in notes 2 and 3 to the consolidated financial statements. As a result of the reorganization, we applied fresh start accounting and the consolidated financial information for periods after the reorganization date is presented on a different cost basis than that for the periods before the reorganization and, therefore, is not comparable.

Our audited consolidated financial statements as of December 31, 2011 and for the two years then ended, incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Windes & McClaughry Accountancy Corporation (currently known as Windes, Inc.), an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the reporting requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. Materials that we file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov from which interested persons can electronically access reports, proxy statements and other information relating to SEC registrants, including our Company.

We have filed with the SEC a registration statement on Form S-3 with respect to the Class A Common Stock offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, including the exhibits thereto, and any prospectus supplement.

We maintain a website at www.lyonhomes.com. You may access our periodic reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on our website does not constitute part of, and is not incorporated by reference into, this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. This prospectus incorporates by reference the following documents and reports:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2013;

•	our Quarterly Report on Form 10-Q for the period ended June 30, 2013;

•	our Quarterly Report on Form 10-Q for the period ended September 30, 2013;

•	our Current Reports on Form 8-K filed on March 5, 2013, March 8, 2013, April 29, 2013, May 3, 2013 (solely with respect to Item 5.07), May 10, 2013, May 28, 2013, August 8, 2013 (solely with respect to Items 1.01 and 2.03), October 25, 2013, and February 27, 2014; and

•	the description of our capital stock included in our registration statement on Form 8-A filed with the SEC on May 15, 2013 and any amendments or reports filed for the purpose of updating such description.

We also specifically incorporate by reference any documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of the offerings under this prospectus. The information contained in any such document will automatically be considered part of this prospectus from the date the document is filed with the SEC. Any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, in any other document we subsequently file with the SEC that is also incorporated or deemed to be incorporated by reference in this prospectus or in the applicable prospectus supplement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. In no event, however, will any of the information that we “furnish” to the SEC in any current report on Form 8-K or any other report or filing be incorporated by reference into, or otherwise included in, this prospectus.

You may request a copy of any documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following address and telephone number:

William Lyon Homes

Attention: Corporate Secretary

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Tel: (949) 833-3600

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

2,000,000 Shares

Class A Common Stock

Prospectus Supplement

J.P. Morgan	Citigroup	Credit Suisse

Moelis & Company	Comerica Securities

March 26, 2014